As filed with the Securities and Exchange Commission on October 27, 1995.
                                                     Registration No. 33-74988
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                POST-EFFECTIVE
                               AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                                      ON
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                        EASTCO INDUSTRIAL SAFETY CORP.
            (Exact name of registrant as specified in its charter)

New York                             5098                           11-1874010
(State or other               (Primary Standard               (I.R.S. Employer
jurisdiction of           Industrial Classification     Identification Number)
incorporation or                 Code Number)
organization)

                             130 West 10th Street
                      Huntington Station, New York 11746
                                (516) 427-1802
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                              Mr. Alan E. Densen
                                  President
                             130 West 10th Street
                      Huntington Station, New York 11746
                                (516) 427-1802
           (Name, address, including zip code, and telephone number
                  including area code, of agent for service)

                                  Copies To:
                          Herbert W. Solomon, Esq.
                            Scott D. Zucker, Esq.
                Hollenberg Levin Solomon Ross & Belsky, LLP
                             585 Stewart Avenue
                        Garden City, New York 11530
                                (516) 745-6000
                              fax (516) 745-6642

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The Registrant hereby withdraws from registration 230,000 Units, including 230,000 shares of Common Stock, 230,000 Class A Warrants underlying the Units and 230,000 shares of Common Stock issuable upon exercise of the Class A Warrants, which securities were previously registered as part of the Underwriter's Warrant.

                   EASTCO INDUSTRIAL SAFETY CORP.

              Cross Reference Sheet Showing Location
                   in Prospectus of Information
                  Required by Items of Form SB-2

Item and Heading                        Location in Prospectus

1.   Front of the Registration          Cover Page of Prospectus
     Statement and Outside Front
     Cover Page of Prospectus
2.   Inside Front and Outside Back      Inside Front and Outside
     of Prospectus                      Back Cover Pages of Prospectus
3.   Summary Information and            Prospectus Summary;
     Risk Factors                       Risk Factors
4.   Use of Proceeds                    Prospectus Summary;
                                        Use of Proceeds
5.   Determination of Offering Price    Plan of Distribution
6.   Dilution                           Dilution
7.   Selling Security Holders           Selling Stockholders
8.   Plan of Distribution               Plan of Distribution
9.   Legal Proceedings                  Business - Legal Proceedings
10.  Directors, Executive Officers,     Management
     Promoters and Control Persons
11.  Security Ownership of Certain      Principal Shareholders
     Beneficial Owners and Management
12.  Description of Securities          Description of Securities
13.  Interest of Named Experts          Legal Matters; Experts
     and Counsel
14.  Disclosure of Commission           Management -
     Position on Indemnification        Indemnification of
     for Securities Act Liabilities     Directors and Executive Officers
15.  Organization Within Last Five      Not Applicable
     Years
16.  Description of Business            Prospectus Summary; Business
17.  Management's Discussion and        Management's Discussion
     Analysis or Plan of Operation      and Analysis of Financial
                                        Condition and Results of
                                        Operations
18.  Description of Property            Business - Properties
19.  Certain Relationships and          Certain Transactions
     Related Transactions
20.  Market for Common Equity and       Market Information;
     Related Stockholder Matters        Dividend Policy
21.  Executive Compensation             Management-Executive Compensation
22.  Financial Statements               Financial Statements

                         EASTCO INDUSTRIAL SAFETY CORP.
                      2,770,833 Shares of Common Stock
                               $1.30 per Share

 This Prospectus relates to an offering (the "Offering") by Eastco
Industrial Safety Corp. (the "Company" and sometimes "Eastco" when referring to the parent company only) of the following securities: (a) 2,262,500 shares of the Company's common stock, $0.12 (the "Common Stock") issuable upon the exercise of the Company's class A redeemable common stock purchase warrants (the "Class A Warrants"); (b) 400,000 shares of Common Stock issuable upon the exercise of warrants purchased in January 1994 by Anthony P. Towell (the "Towell Warrants"), the Company's Chief Financial Officer, from Scorpio Partners, L.P. ("Scorpio"); and (c) 108,333 shares of Common Stock issuable upon the exercise of warrants in connection with the acquisition of the mortgage on the Company's premises issued in June, 1992(the "West 10th Street Warrants"). The Class A Warrants, the Towell Warrants and the West 10th Street Warrants are collectively referred to herein as the "Warrants". The Class A Warrants were previously sold as part of 2,300,000 units (the "Units") which were sold to the public in April, 1994 by the Company (the "Unit Offering") through Lew Lieberbaum & Co., Inc.
(the "Unit Underwriter").   Each Unit sold to the public consisted of one share
of Common Stock and one Class A Warrant originally exercisable at $2.40 per share, which exercise price was reduced to $1.30 per share on January 31, 1995.

    There are presently 2,262,500 outstanding Class A Warrants. Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $1.30 per share, subject to adjustment in certain circumstances pursuant to the anti-dilution provisions thereof, until April 11, 1999. The Class A Warrants are redeemable, at the option of the Company, in whole or in part at a price of $.10 per Class A Warrant, at any time prior to their expiration, on 30 days prior written notice to the registered holders of the Class A Warrants, provided that the closing high bid price of the Common Stock (if the Common Stock is then traded on The NASDAQ Stock Market ("NASDAQ") or last sale price per share (if the Common Stock is then traded on a national securities exchange) for a period of 10 consecutive trading days ending on the third day prior to the date of the notice of redemption equals or exceeds at least $1.95 (150% of the then exercise price of the Class A Warrants) subject to adjustment. The Class A Warrants will be exercisable until the close of business on the day preceding the date fixed for redemption. See "Description of Securities -- Warrants -- Class A Warrants."

    The Towell Warrants were purchased by Anthony P. Towell, the Company's
Chief Financial Officer from Scorpio for $200,000. Each Towell Warrant entitles Mr. Towell to purchase one share of Common Stock at an exercise price of $1.30 per share subject to adjustment in certain circumstances until April 11, 1999. See "Description of Securities -- Warrants -- Towell Warrants."

    The West 10th Street Warrants were issued to a group of investors in connection with a modification of indebtedness agreement which reduced the mortgage on the Company's premises and forgave the balance. Each West 10th Street Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $1.30 per share subject to adjustment in certain circumstances until April 11, 1999. See "Description of Securities -- Warrants -- West 10th Street Warrants."

    The public offering prices of the Common Stock offered hereby are equal to the exercise price of the Class A Warrants, Towell Warrants and West 10th Street Warrants.

    The Company's Common Stock and Class A Warrants are traded on NASDAQ under the symbols "ESTO" and "ESTOW", respectively. On October 24, 1995, the closing prices of the Company's Common Stock and Class A Warrants as reported by NASDAQ was $2.00 and $0.52, respectively. There is no public market for the Towell Warrants or the West 10th Street Warrants. See "Market Information."

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR
   HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is ___________.

                            PROSPECTUS SUMMARY

 The following is a summary as of the date hereof of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                               The Company

 Eastco Industrial Safety Corp. is a corporation organized and existing under the laws of the State of New York, having been incorporated on May 15, 1958. The Company, through its wholly-owned subsidiaries, Disposable Safety Wear, Inc. ("Disposable"), Safety Wear Corp. ("Safety Wear"), Puerto Rico Safety Equipment Corporation ("Puerto Rico Safety Equipment"), and Puerto Rico Safety Corp. ("Puerto Rico Safety"), manufactures industrial protective clothing products and distributes a wide range of industrial safety products. The Company's Manufacturing Operations sells its products to distributors. The Company's Distribution Operations sells products to "end users," including manufacturing companies and service businesses, public utilities, fisheries, pharmaceutical plants, the transportation industry and companies engaged in hazardous materials abatement.

Manufacturing Operations

 Manufactured products are sold under the "Charkate / Worksafe", "Charkate", "Worksafe" and "COVER-UP" trade names. The Company, through Disposable, Safety Wear and Puerto Rico Safety Equipment, manufactures disposable and reusable industrial protective apparel. Disposable protective products items include coveralls, shirts, pants, hats, hoods, aprons, smocks, lab coats, hazardous material handler suits, examination gowns, sleeves, shoe covers and related items. Disposable clothing is designed to protect the user from, among other things, splash, dirt contamination and against a wide range of hazardous substances. Disposable clothing is made primarily of a spun bonded polyolefin produced solely by Dupont under the trade name Tyvek . Reusable industrial protective clothing consists of items for the protection of various parts of the body which are designed to shield the user from, among other things, splash, dirt, contamination, heat, fire, cold and the outside environment. Specific products manufactured include coveralls, gloves, mitts, shirts, thermal underwear, sleeves, coats, pants, leggings, spats, bibs, safety vests and a variety of other kinds of protective clothing and uniforms. The Company also manufactures welding blankets, curtains and screens.

 The Company's Manufacturing Operations and warehousing are located in Puerto Rico, Alabama and California and are primarily directed from New York. The Company's products are sold primarily in the United States and Puerto Rico. In addition, manufactured products are sold through the Company's Distribution Operations in the Northeastern region of the United States and Puerto Rico to "end-users". See "Business -- Sales and Marketing."

Distribution Operations

 The Company, primarily through Eastco, distributes industrial safety products to "end-users" made by the Charkate / Worksafe division as well as by non-affiliated companies. These products include hard hats, protective glasses, ear muffs, ear plugs, respirators, goggles, face shields, rainwear, protective footwear, first-aid kits, monitoring devices, signs and related products. These products are sold to manufacturing companies and service businesses, including public utilities, fisheries, hospitals, pharmaceutical plants, the transportation industry and companies engaged in hazardous materials abatement.

 The Company supplies a variety of items which may be used during the removal and/or encapsulation of hazardous materials in office buildings, chemical plants, refineries, electric generating plants and schools. Abatement products sold by the Company include in the largest part, items made by other companies, such as negative air machines, respirators, air filtration equipment, vacuums, polybags and sheetings, decontamination showers, signs, tools, pumps, sprayers and related equipment. The Company does not engage in the removal or encapsulation of hazardous materials. See "Business -- Sales and Marketing."

 The Company's Distribution Operations are primarily directed from the Company's offices in New York. The Company also has facilities for warehousing and distribution of its non- manufactured products in Puerto Rico, Connecticut and Florida. Items distributed are sold primarily in the Northeastern region of the United States. See "Business -- Sales and Marketing."

 The Company's executive offices are located at 130 West 10th Street, Huntington Station, New York 11746 and its telephone number is (516) 427-1802.

                               The Offering

Securities Offered                  2,262,500 shares of Common Stock
                                    underlying the Class A Warrants, 400,000 shares of Common Stock underlying the Towell Warrants and 108,333 shares of Common Stock underlying the West 10th
                                    Street Warrants. See "Description of
                                    Securities."

Offering Price                      $1.30 per share.

Common Stock outstanding prior to
 the Offering                       3,614,883 shares of Common Stock

Common Stock to be outstanding
 after the Offering(1)              6,385,716 shares of Common Stock

Warrants
  Number to be outstanding
  after the Offering and prior
  to the exercise of Warrants       2,262,500 Class A Warrants

                                    400,000 Towell Warrants

                                    108,333 West 10th Street Warrants

  Exercise terms                    Each Warrant entitles the holder to
                                    purchase one share of Common Stock at a
                                    price of $1.30, subject to adjustment in certain circumstances. See "Description of Securities."

  Expiration date                   April 11, 1999.

  Redemption of Class
   A Warrants                       The Class A Warrants are redeemable by
                                    the Company, at any time, at a price of
                                    $.10 per Class A Warrant, upon not less
                                    than 30 days prior written notice to the holders of such Class A Warrants, provided that the closing high bid price of the Common Stock if traded on NASDAQ or the last sale price if traded on a national securities exchange, for a period of 10 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption, equals or exceeds $1.95 (150% of the then exercise price of the Class A
                                    Warrants). See "Description of Securities
                                    -- Warrants -- Class A Warrants."

Use of Proceeds                     The net proceeds of this Offering will be
                                    used to reduce the Company's revolving
                                    line of credit with Congress Financial
                                    Corporation ("Congress") and for working capital and general corporate purposes.
                                    See "Use of Proceeds."

Risk Factors                        The securities offered hereby involve a
                                    high degree of risk and immediate
                                    substantial dilution. See "Risk Factors" and "Dilution."

NASDAQ Symbols                      Common Stock -- ESTO
                                    Class A Warrants --ESTOW
_____________
(1)   Assumes the exercise of all of the outstanding Warrants.

                       SUMMARY FINANCIAL INFORMATION


 The following is a summary of the Company's financial information extracted from the Company's indicated fiscal year end Consolidated Financial Statements, and is qualified in its entirety by the detailed financial information appearing in the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Statement of Income Data:
                                                        Year Ended
                                                      June 30, 1995
                                                     ----------------
     Net sales                                         $24,024,897
     Income before income tax provision                     77,937
     Net income                                             77,937
     Net income per share                                $.02
     Weighted average shares outstanding                 3,477,383

     Balance Sheet Data:
                                          As of June 30, 1995
                                ------------------------------------------
                                                              Pro forma
                                Actual       Pro forma (1)  As Adjusted (2)
                              -----------    -------------  ---------------
     Working capital          $ 1,064,529    $ 1,113,279    $ 4,640,362
     Current liabilities        8,200,620      8,200,620      5,200,620
     Total assets              10,716,048     10,764,798     11,291,881
     Shareholders' equity       2,025,646      2,074,396      5,601,479

(1) Gives effect to the subsequent issuance of 37,500 shares of Common Stock on Class A Warrants exercised at $1.30 a share after June 30, 1995.

(2) Adjusted to give effect to the exercise of the warrants at $1.30 a share and the issuance of 2,770,833 shares of Common Stock, the receipt of $3,527,083 of net proceeds therefrom and the reduction of the loan payable to Congress.

                               RISK FACTORS

     The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in the Company. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus.

     1. History of Previous Significant Losses. Although for the fiscal year ended June 30, 1995, the Company had net income of $77,937, the Company incurred losses of $2,711,378, $858,326, $1,362,761 and $1,388,831, respectively, for the fiscal years ended June 30, 1994, 1993, 1992 and 1991. The Company had not been profitable, prior to the fiscal year ended June 30, 1995, since its fiscal year ended June 30, 1989. There can be no assurance that the Company will maintain its profitability or will not incur losses in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto.

     2. Lending Arrangements; Liens on the Company's Assets. The Company is dependent upon its revolving line of credit with Congress in the amount of $5,750,000, which expires October 1, 1996. Interest is payable monthly at 2 1/2% over the prime rate, plus an unused line fee of .25% per year. Borrowings under this agreement are limited to 50% of the Company's eligible inventory up to a maximum of $2,875,000 and 80% of the Company's eligible accounts receivable. The amounts outstanding under the line of credit at June 30, 1995 and June 30, 1994, were $4,829,000 and $3,184,000, respectively. The
Company had $40,000 available for borrowing at June 30, 1995. The loan is subject to certain working capital and net worth covenants and is collateralized by all of the Company's assets not previously pledged under other loan agreements.

     In September 1993, the Company received an overadvance of $500,000 from Congress. In connection therewith, Messrs. A. Densen, L. Densen and A. Towell, Directors and executive officers of the Company, obtained a $250,000 junior participation in the loans made to the Company from Congress by advancing $250,000 of their funds to Congress. $250,000 of this overadvance has been repaid to Congress. The balance of $250,000 will be repaid by Congress, at its option, to Messrs. A. Densen, L. Densen and A. Towell, subject to the availability of funds.

     In addition, 130 West 10th Street Associates, LLC ("Associates"), a New York limited liability company consisting of a group of investors (including certain wives of Directors and Officers of the Company and a present Director of the Company), acquired a first mortgage on the property containing the Company's executive offices and warehouse located in Huntington Station, New York (the "Huntington Property"), as well as a secondary lien on all of the Company's assets.

     In the event that the Company fails to comply with its obligations the Company's indebtedness could be declared immediately due and payable and, in certain cases, the Company's assets could be foreclosed upon. Moreover, to the extent that all of the Company's assets continue to be pledged to secure outstanding indebtedness, such assets are unavailable to secure additional debt financing, which may adversely affect the Company's ability to borrow in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Properties," "Use of Proceeds" and

"Certain Transactions."

     3. Asbestos Litigation Against the Company. The Company, in the past, used asbestos in the manufacture of its products. Such use was terminated by the Company in the mid-1980's. It has been alleged that asbestos is a cause of cancer, such as asbestosis, mesothelioma, and other related diseases, the symptoms of which may not appear for twenty or more years. Since the early 1980's, numerous lawsuits have been instituted against the Company by persons who have been exposed to asbestos and asbestos products. Such legal proceedings, for the most part, are covered by the Company's insurance policies.

     As of June 30, 1995, the Company estimates that it is a party to approximately 250 cases with respect to exposure to asbestos involving approximately 480 plaintiffs, of which no cases pertain to Puerto Rico Safety Equipment. During the quarter ended September 30, 1995, one new action involving one plaintiff was commenced against the Company. All of the actions against the Company to date have been brought by non-employees of the Company and are based upon personal injury claims. The pending actions are in the Supreme Court of the State of New York, County of New York; Superior Court of New Jersey, Middlesex County, Law Division; Court of Common Pleas of Luzerne County, Trial Division of Pennsylvania; and the San Francisco County, Superior Court of California. The number of first-party plaintiffs include, in various instances, spouses of said plaintiffs. The actions, with the exception of one pending action, involve a multitude of defendants. The complaints allege exposure to asbestos and asbestos products over various periods of time. Each seeks varying amounts of damages, usually unlimited, or for each plaintiff as high as $10,000,000 for compensatory damages and $20,000,000 for punitive damages. There can be no assurances that the Company will not become a party to additional asbestos actions in the future.

     From 1981 through June 30, 1995, the Company estimates that approximately 830 actions on behalf of approximately 6,400 first-party plaintiffs have been instituted against it concerning asbestos-related claims and that approximately 570 actions and the claims of approximately 5,920 plaintiffs have been terminated against the Company. During fiscal 1995, the Company estimates approximately 120 actions on behalf of approximately 970 first-party plaintiffs were instituted against it and approximately 40 actions on behalf of approximately 830 plaintiffs actions were settled or discontinued against it. The Company estimates that as of June 30, 1995, with the exception of defense costs, a total of approximately $1,300,000 has been paid, or agreed to be paid, in settlements to date with regard to the terminated actions (inclusive of actions against Puerto Rico Safety Equipment) of which all but approximately $25,000 has been paid by the Company's insurance carriers. The Company has been notified that for actions terminated subsequent to June 30, 1995, its share of certain settlements made will be approximately $15,000. The foregoing is based upon information available to the Company to date and assumes certain settlements in the process of being made and payments to be made thereunder by insurance companies awaiting documentation from plaintiffs. Through June 30, 1995, the Company has paid less than $40,000 for legal and defense costs to counsel appointed by the insurance carriers to defend it. Past results of settlements and defense costs are not necessarily indicative of future settlements and defense costs, which the Company is unable to predict.

     The existence of the asbestos litigation may have an adverse effect upon the financial liquidity of the Company in the future. The Company is unable to predict the outcome of this uncertainty or the total extent to which its insurance carriers will provide coverage. Based upon prior experience, the Company believes that additional claims will be filed in the future. Further, the Company's independent auditors report emphasizes the uncertainties of these matters. See "Business -- Legal Proceedings" and Auditors' Report and Consolidated Financial Statements and the Notes thereto.

     4. Explanatory Paragraph in Independent Auditors' Report. The independent auditors' report on the Company's audited Consolidated Financial Statements presented in this Prospectus contains a paragraph which emphasizes a significant uncertainty which is further discussed in the Notes to the Consolidated Financial Statements. This paragraph emphasizes that, as discussed in Note 11 to the Consolidated Financial Statements, the Company has made no provision for any liability that may result from certain significant pending asbestos and a non-asbestos product liability litigation because the ultimate outcome or range of liability, if any, resulting from the various lawsuits cannot be presently determined. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto.

     5. Insurance Coverage Applicable to Asbestos Litigation. For the period commencing April 1, 1968 to April 1, 1969 and March 11, 1971 to November 27, 1985, the Company believes that it has various policies of primary insurance in different amounts which would protect it against liability for asbestos-made, product-related personal injuries. The policies range in amounts from $50,000 to $1,000,000. The Company also believes that since August 10, 1972 to on or about August 11, 1986 it has had various policies for excess coverage applicable to asbestos claims. These policies range in amounts from $500,000 to $10,000,000 for excess coverage. There are gaps of approximately six weeks in the primary coverage between March 11, 1971 to November 27, 1985 and approximately thirty-six months in the excess coverage between August 10, 1972 and August 11, 1986. The policies of insurance are not applicable to all of the subsidiaries of the Company, which have varying coverage, and such subsidiaries may also be without coverage for various times of their doing business. Not all of these policies are in the possession of the Company.

     Effective June 26, 1990, an agreement between the Eastco and its primary insurance carriers dated March 26, 1990 became effective. Eastco entered into this agreement in an effort to resolve uncertainties as to its insurance coverage which will cover asbestos claims against the parent Company where any exposure to asbestos is alleged during the period 1971 to 1985, inclusive. Pursuant to this agreement, the Company is obligated to share in the payment of asbestos-related claims against Eastco. Pursuant to the agreement, the Company is obligated to pay 12% of all attorneys' fees incurred on its behalf and 17% of indemnity costs (which include judgment and settlement amounts). The balance of these costs are to be paid by the insurance carriers, which are parties to the agreement. The agreement is subject to policy limitations of each insurance policy. The agreement may be terminated at any time upon ninety (90) days' notice by any of the parties provided that termination may not be effective as to any asbestos action that has already been placed on the trial calendar, unless it has a scheduled trial date more than twelve (12) months from the date the notice of termination is given. The Company has been advised that none of the pending cases are on the trial calendar.

     Effective during May, 1991, the Company entered into a Settlement Agreement and Release with Mount Vernon Fire Insurance Company. The Company discontinued its action against Mount Vernon, which agreed that, subject to the terms of the agreement, Mount Vernon would reimburse the Company (where applicable) for 6.25% of attorneys' fees (52.08% of the Company's 12% share referred to in the agreement in the previous paragraph) and 6.25% of indemnification costs (36.76% of the Company's 17% share referred to in the agreement in the previous paragraph). The agreement is not applicable to any asbestos actions against the Company where no exposure is alleged to products manufactured or distributed by Eastco between April 1, 1968 and April 1, 1969. The agreement may be terminated at any time upon 90 days' notice, but such notice is not applicable to asbestos actions placed on a trial calendar, unless such has a trial date more than twelve months from the date the notice of termination is given. The agreement provides that the limit available under the policy is $100,000 plus attorneys' fees while the agreement is in effect and is applicable only to Eastco. Approximately $14,000 has been reimbursed by Mount Vernon Fire Insurance Company as of June 30, 1995 for indemnification.

     The Company is unable to ascertain the total extent of insurance applicable to asbestos claims against it or the extent to which its insurance carriers will provide coverage. The two agreements referred to above between the Company and the insurance carriers may not be applicable to Puerto Rico Safety Equipment, which is covered by other insurance. To date, the claims settled by Puerto Rico Safety Equipment have been paid in full by insurance. No agreement has been reached with the insurance companies confirming all of these policies, which range from $100,000 to $500,000 for primary coverage and $1,000,000 to $5,000,000 for excess coverage. The policies for Puerto Rico Safety Equipment cover the period March 11, 1971 to July 23, 1986 with various gaps.

     The Company's insurance may not provide coverage for punitive damages where such damages are sought against it in pending litigation. Punitive damages are allowable in addition to compensatory damages and are awarded as a punishment to the defendant for wrongs in a particular case as well as for the protection of the public against similar acts, to deter the defendant from a repetition of the wrongful act and to serve as a warning to others. Usually a wrong, aggravated by an evil or wrongful motive or a willful and intentional misdoing or a reckless indifference equivalent thereto, is required for a court to award punitive damages. The Company is unable to specify whether its actions would give rise to punitive damages. It believes that its actions should not give rise to punitive damages. There, however, can be no assurance that this will be the case. See "Business" and "Legal Proceeding."

     6. Liquidation of Certain of the Companies Insurance Carriers. Union Indemnity Insurance Company, which provided excess product liability coverage for the Company during the period commencing September 1, 1984 through September 10, 1984, in the amount of $1,000,000, was ordered into liquidation by the Supreme Court of New York for New York County, effective July 16, 1985. During 1987, Integrity Insurance Co., which provided excess product liability coverage for the Company during the period October 22, 1984 to October 22, 1985, in the amount of $10,000,000, became subject to liquidation in the State of New Jersey. Great Atlantic Insurance Company which provided excess product liability coverage during the period September 10, 1984 to November 11, 1984, in the amount of $1,000,000, is also currently in liquidation in the State of New York. The Company has been advised that the

Union Indemnity Insurance policy is not applicable to asbestos, and that no claims may be filed under its policy with Great Atlantic Insurance Company after February 12, 1991. No assurance can be given that other insurance companies will not be ordered into liquidation. See "Business - Legal Proceedings".

     7. Government Regulation; No Assurance Of Compliance with OSHA. The Company's manufacturing facilities are subject to regulation and inspection standards established by the Occupational Safety and Health Administration ("OSHA"), which were enacted, in part, to require employers to supply protective clothing in certain work environments. To date, the Company's manufacturing facilities have not been inspected for compliance with the standards established by OSHA. Although the Company believes that it is in material compliance with current standards, there can be no assurance that any inspection will not reveal that the Company has failed to comply with the standards established by OSHA and that, as a result, the Company may be required to expend sums, which can be costly, to assure compliance with OSHA regulations. See "Business -- Government Regulation."

     8. Tax Incentives. Puerto Rico Safety Equipment is engaged in manufacturing in Puerto Rico and was granted an exemption for seventeen (17) years under the Puerto Rico Industrial Tax Exemption Act of 1963 (the "Industrial Tax Act") with respect to Puerto Rico income taxes on the production of such items as safety clothing, protective sleeves, coats, pants, hoods and jackets for the period commencing January 1, 1970. On July 1, 1989 Puerto Rico Safety Equipment was granted an extension of its exemption and has a 90% exemption from Puerto Rico income taxes for the ten-year period ending on June 30, 1999. During this period, Puerto Rico Safety Equipment has a 75% exemption from Puerto Rico municipal taxes on its real and personal property utilized in its operations. There can be no assurance that this exemption will be extended after June 30, 1999. See "Business - Special Tax Considerations".

     Disposable has been granted a fifteen-year exemption under the Industrial Tax Act with respect to Puerto Rico income taxes on its operations covering the production of disposable clothing and with respect to the property used in its operations for the period commencing June 4, 1977, subject to the terms of the grant. The Company was advised on September 14, 1995, that this exemption has been extended until 2006 on the basis of a 90% exemption on Puerto Rico income taxes and personal property taxes and a 60% exemption on municipal license. See "Business - Special
Tax Considerations".

     Puerto Rico Safety Equipment and Disposable have elected to apply
Section 936 of the Internal Revenue Code, effective July 1, 1979. The provisions of Section 936 are effective until revoked by the Company. If the conditions of Section 936(a)(2) are satisfied, the Section 936 credit equals the portion of the United States income tax that is attributable to taxable income from sources outside the United States derived from the active conduct of a trade or business within a United States possession, or the sale or exchange of substantially all of the qualified possession source investment income. Dividends payable by each subsidiary to the Company from operations are entitled to a 100% dividends received deduction but are subject to a 10% withholding tax in Puerto Rico. The Omnibus Budget Reconciliation Act of 1993 (the "Omnibus Act") imposes new limitations on computing the Possession Tax Credit under Section 936 for tax years beginning after 1993. There are two methods for determining the credit under the new law. Under the first method, the amount of the credit may be determined by using the so-called economic activity limit. This attempts to limit the credit by applying various percentages to possession-based compensation, depreciation and taxes paid or accrued. Alternatively, the Company may make an irrevocable election when it files its June 30, 1995 federal income tax return to have present rules apply, but to phase out the credit to 60% of the 1994 level, and further phase down by 5% per year to 40% in 1998 and years thereafter. Since the credit is a function of future earnings, if any, the effect of such limitations cannot be determined at the present time. In addition, the Omnibus Act makes the 100% dividends received deduction subject to the Alternative Minimum Tax Calculation. No dividends have been declared on the aggregate undistributed earnings of Puerto Rico Safety Equipment and Disposable (which through June 30, 1995, aggregates approximately $2,458,000) and none are intended to be declared because it is management's intention to reinvest the earnings, if any, from such subsidiaries indefinitely. The Company believes that based upon current operations, the Omnibus Act will not have a material effect on the Company for the foreseeable future.

     As Puerto Rico tax exemptions are reduced or expire the Company may be required to pay taxes on income earned in Puerto Rico. The Company is unable to predict the amount of such impact after such exemptions are reduced or expire. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     9. Need for Substantial Inventories. The Company is required to maintain substantial inventories for both its Manufacturing Operations and its Distribution Operations in order to meet the immediate requirements of its customers who require products on short notice and who do not maintain an inventory of such products. The Company had inventory of approximately $4,364,000 and $3,166,000 as of June 30, 1995 and June 30, 1994,
respectively. Although the Company believes it currently maintains sufficient inventories, prior to the Unit Offering, the Company experienced periods where it did not have sufficient working capital to maintain its inventories to meet the demands of certain of its customers. There can be no assurance that the Company will be able to maintain sufficient inventories or the Company will not return to periods where there is insufficient working capital to maintain its inventories to meet the needs of its customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     10. Dependence Upon DuPont For Supply of Tyvek . The Company is not dependent upon any one company for a source of supply of raw materials for its manufacturing operations other than DuPont which supplies the Company with Tyvek a raw material which is used in various lines of its disposable
products. Products utilizing Tyvek   accounted for approximately 35% and 29%
of consolidated sales for the fiscal years ended June 30, 1995 and June 30, 1994, respectively. Management believes that its current relationship with DuPont is satisfactory. The Company has no contract with DuPont for the supply of such raw material; therefore, DuPont could terminate its relationship with the Company at any time. The Company does not believe that an alternative source exists for the supply of Tyvek . Accordingly, the loss of DuPont as a supplier of Tyvek would have a material adverse effect on the Company's operation. See "Business -- Sales and Marketing" and "-- Suppliers."

     11. No Dividends. The Company intends to retain future earnings to finance future growth. Accordingly, any potential investor who anticipates the need for dividends for his investment should not purchase any of the securities offered hereby. In addition, the Company's agreement with Congress contains restrictions which prohibit the Company from paying cash dividends. See "Dividend Policy."

     12. Benefit of Proceeds to Management. In September 1993, the Company received an overadvance of $500,000 from Congress. In connection therewith, Messrs. A. Densen, L. Densen and A. Towell obtained a $250,000 junior participation in the loans made to the Company from Congress by advancing $250,000 of their funds to Congress. $250,000 of this overadvance has been repaid to Congress. The balance of $250,000 will be repaid by Congress, at its option, to Messrs. A. Densen, L. Densen and A. Towell, subject to the availability of funds. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations". Assuming exercise of all of the Warrants, $3,000,000 of the proceeds will be utilized to reduce the Company's indebtedness to Congress which would thereby make it more likely for the $250,000 junior participation to be repaid to Messrs. A. Densen, L. Densen and A. Towell. To such an extent, such individuals will benefit from this Offering. See "Use of Proceeds".

     13. Competition. The market for industrial protective clothing products and industrial safety products is extremely competitive. The Company faces competition in all of its product markets from large, established companies that have greater financial, managerial, sales and technical resources than the Company, and some of the Company's product markets are dominated by such larger companies. Where larger competitors offer products that are directly competitive with the Company's products, particularly as part of an established line of products, there can be no assurance that the Company can successfully compete for sales and customers. Larger competitors also may be able to benefit from economies of scale or to introduce new products that compete with the Company's products. There can be no assurance that the Company can successfully compete in any of its product markets. See "Business -- Competition."

     14. Limitation on Net Operating Loss Carryforwards. As of June 30, 1995, the Company had federal net operating loss carryforwards for income tax purposes of approximately $5,410,000 which expire through the year 2009. These carryforwards are subject to limitations on the amount that can be utilized by the Company in a fiscal year due to "change of ownership" rules as defined by applicable federal tax statutes. A "change in ownership" occurred upon the completion of the Unit Offering which caused a limitation on the use of carryforward losses incurred prior to such ownership change. The amount of income which may be offset after an ownership change is determined by multiplying the fair market value of the Company at the time of the ownership change by the long-term tax exempt rate. Based upon the number of shares offered in the Unit Offering and the current applicable long-term tax exempt rate, the Company's ability to utilize its net operating carryforward losses in future years would be limited to approximately $380,000 per year. See the Consolidated Financial Statements and the Notes thereto.

     15. Reliance on Current Management. The Company's current operations and future success is greatly dependent upon the services of Mr. Alan Densen, its President, Lawrence Densen, its Senior Vice President and Anthony P. Towell, its Vice President of Finance. The loss of services of any of the foregoing, who are each employed under written agreements for five year terms, could have a material adverse effect on the Company. The Company has

$1,000,000 of "keyman" life insurance on the life of Alan E. Densen. See "Management."

     16. Control By Management. As of the date of this Prospectus, the Company's executive officers and directors will own of record and beneficially, an aggregate of 27.4% of the Company's outstanding Common Stock and may be in a position to have significant influence over the outcome of all matters submitted to stockholders for approval, including the election of directors of the Company, as a result of their control of such shares which will vote on all matters. The Company's Board of Directors is divided into two classes, each of which generally serves for a term of two years, with only one class of directors being elected in each year. A classified board under certain circumstances could discourage, prevent or delay a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent shareholders from receiving the maximum value for their shares. In addition, there are provisions in the employment agreements with Messrs. A. Densen, A. Towell and L. Densen, that provide for them to receive immediately a lump sum payment for three years' compensation as well as severance pay should a "Change in Control" occur, which also could have a similar effect of deterring bids for the Company. See "Management" and "Principal Shareholders."

     17. Substantial and Immediate Dilution. Purchasers of Warrants in the Offering will suffer immediate dilution of $0.42 per share (32%) of the net tangible book value of their investment from the Offering Price. See "Dilution."

     18. Shares Eligible for Future Sale. Of the 3,614,883 shares of Common Stock of the Company outstanding as of the Effective Date, 146,021 shares are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above. In addition, 400,000 shares of Common Stock underlying the Towell Warrants and 108,333 shares of Common Stock underlying the West 10th Street Warrants have been included in the Registration Statement of which this Prospectus forms a part. No assurance can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Shares Eligible for Future Sale."

     19. Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. Holders of Warrants will have the right to exercise

Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states. The Company has undertaken and intends to file and keep current the Prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value if a prospectus covering the shares issuable upon the exercise thereof is not kept current or if such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities -- Warrants."

     20. Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants. Holders of Warrants may presently or in the future move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in the jurisdiction in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. If the Company were unable to register or qualify the shares in a particular state and no exemption to such registration or qualification was available in such jurisdiction, the holder of the Warrants might not be able to realize any economic benefit from the Warrants. See "Description of Securities -- Warrants."

     21. Possible Delisting of Securities from NASDAQ System; Risks of Low-Priced Stocks. The Company's Common Stock and Class A Warrants are currently listed on NASDAQ. At present, the minimum maintenance criteria for NASDAQ are $2,000,000 in assets, $1,000,000 in shareholder equity, a minimum bid price of $1.00, at least one market maker, 300 shareholders, 100,000
share public float, and $200,000 market value for the public float.   There
can be no assurance that the Company will be able to continue to maintain the listing of its securities on NASDAQ.

     22. Penny Stock Regulation. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell such securities.

     Although the Company believes that its securities will, as of the date of this Prospectus, be outside the definitional scope of a penny stock, as it will be listed on NASDAQ, in the event the Common Stock were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities, and thus, the ability of purchasers in this Offering to sell their securities in the secondary market.

     23. Outstanding Options and Warrants. As of the date hereof, there are 901,602 shares of Common Stock (exclusive of shares of Common Stock issuable upon the exercise of the Warrants) subject to issuance upon currently exercisable outstanding options and warrants at exercise prices between $1.0625 and $3.00 per share. To the extent that outstanding options and warrants are exercised, additional equity investment funds will be paid into the Company at the expense of dilution to the interests of the Company's shareholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities.

     24. Redemption of Class A Warrants. The Class A Warrants may be redeemed by the Company at a redemption price of $.10 per Warrant upon 30 days prior written notice provided the average closing bid price of the Common Stock for 10 consecutive trading days ending on the third day prior to the date of the redemption notice equals or exceeds $1.95 (150% of the then exercise price of the Class A Warrants). Redemption of the Class A Warrants could force the holders to exercise the Class A Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Class A Warrants at the then current market price when they might otherwise wish to hold the Class A Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Class A Warrants at the time of redemption. See "Description of Securities -- Warrants -- Class A Warrants."

     25. New Developments. The Company will be filing with the Commission a registration statement which shall include 100,000 shares of Common Stock issued to the Unit Underwriter, warrants to purchase 125,000 shares of Common Stock issued to Donald & Co., Inc., the Company's investment advisors, and warrants to purchase 8,333 shares of Common Stock issued to certain investors in the Company's 1991 bridge loan. See "Certain Transactions". The Company also anticipates submitting, to its shareholders at its next annual shareholders meeting, proposals to increase the number of options issuable under the Company's 1994 Incentive Stock Option by an additional 550,000 shares and to adopt a Non-qualified Option Plan for 350,000 shares. See "Management - Incentive Stock Option Plans".

                             USE OF PROCEEDS

     If all of the Warrants are exercised, of which there can be no assurance, the Company will receive aggregate net proceeds of approximately $3,602,083 less approximately $75,000 for expenses in connection with this Offering, for a total net proceeds of $3,527,083. The Company anticipates that the net proceeds of the Offering will be utilized as follows if all of the Warrants are exercised:

                                                       Percentage
                                      Amount        of Net Proceeds
                                   -----------      ---------------
Reduction of Indebtedness          $ 3,000,000              85%
   to Congress (1)
Working Capital and                    527,083              15%
   General Corporate Purposes      -----------             ----
     TOTAL                         $ 3,527,083             100%
_______
(1) The Company, as of September 27, 1995, was indebted to Congress in the amount of $5,565,000 on its line of credit loan. The proceeds from this line of credit have been used for working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     To the extent that the line of credit with Congress is reduced, the likelihood exists that Messrs. A. Densen, A. Towell and L. Densen will be able to be repaid their junior participation totaling $250,000 in the Congress loan and to that extent, they will receive a direct benefit from the Offering.

     The foregoing represents the Company's best estimates of the anticipated use of the net proceeds of the Company based upon its present plans and certain assumptions regarding general economic conditions and the Company's future revenues and expenditures. Proceeds not immediately required for specified uses will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments. While the Company hopes that substantially all of the Warrants will be exercised, if the market price of the Company's Common Stock continues to exceed $1.30 per share, to the extent that less than the proceeds estimated above are received by the Company, the Company's Board will determine how much of the funds received will be applied to each of the above uses. In addition, if the Company's Board deems it reasonable and appropriate, the uses may be changed. Except as stated herein, officers, directors and affiliates will not receive proceeds from the Offering.

                                  DILUTION


     At June 30, 1995, the Company had a pro forma net tangible book value of $2,063,081, or approximately $.57 per share outstanding, after giving effect to the subsequent issuance of 37,500 shares of Common Stock on Class A Warrants exercised at $1.30 a share and 100,000 shares of Common Stock issued to Lew Lieberbaum & Co., Inc. after June 30, 1995. The net tangible book value of the Company is equal to the Company's tangible assets less total liabilities. The net tangible book value after the Offering will be $5,590,164 or $.88 per share, representing an immediate increase in net tangible book value of $.31 per share to the existing shareholders and an immediate dilution of $.42 per share to the warrant holders. "Dilution" is the difference between the Offering price and the net tangible book value per share.

     The following illustrates the per share dilution based on an exercise price of $1.30 per share to the warrant holders as of June 30, 1995:

               Warrant exercise price                     $1.30
               Tangible book value per share
                 before the Offering              $.57
               Increase attributable to
                 exercise of warrants              .31
               Net tangible book value per        -----
                 share exercise                             .88
                                                           ----
               Dilution to warrant holders                 $.42
                                                           ====

                               CAPITALIZATION

               The following table sets forth the actual and pro forma capitalization of the Company as of June 30, 1995, as adjusted to give effect to the exercise of the warrants pursuant to this Offering and the application of the proceeds of this Offering. This table should be read in conjunction with the Company's Financial Statements and the Notes thereto, included elsewhere in this Prospectus.

                                                  June 30, 1995
                                   ---------------------------------------
                                                                 Pro forma
                                     Actual    Pro forma (1)  As Adjusted (2)

             Loans payable - Congress
          Financial                  $ 4,928,908   $ 4,928,908    $ 1,928,908
                                     -----------   -----------    -----------
        Shareholders' equity:
          Common stock $.12 par
            value; authorized
            20,000,000 shares,
            issued and outstanding
            3,477,383, 3,614,883
            and 6,385,716
            shares, respectively         417,286       433,786        766,286
          Additional paid-in
            capital                    5,848,952     6,043,702      9,238,285
          Accumulated deficit         (4,240,592)   (4,403,092)    (4,403,092)
                                     ------------   -----------    -----------
        Total shareholders'
          equity                       2,025,646     2,074,396      5,601,479
                                     -----------   -----------    -----------
                                     $ 6,954,554   $ 7,003,304    $ 7,530,387
                                     ===========   ===========    ===========
(1) Gives effect to the subsequent issuance of 37,500 shares of Common Stock on Class A Warrants exercised at $1.30 a share and the issuance of 100,000 shares of Common Stock to Lew Lieberbaum & Co., Inc. after June 30, 1995.

(2) Adjusted to give effect to the exercise of the warrants at $1.30 a share and the issuance of 2,770,883 shares of Common Stock, the receipt of $3,527,083 of net proceeds therefrom and the reduction of the loan payable to Congress Financial.

                             MARKET INFORMATION

     The principal market on which the Common Stock is traded is the over-the-counter market. The Common Stock is traded on NASDAQ on the Small-Cap Market and its symbols is ESTO. The following chart sets forth the high and low sales prices as determined from NASDAQ for the Common Stock for the periods indicated:

                              High           Low
                            ---------     ---------
Fiscal Year Ended
  June 30, 1994

     First Quarter           $11.00          $7.25
     Second Quarter           10.75           3.13
     Third Quarter             4.13           1.63
     Fourth Quarter            1.81           1.75

Fiscal Year Ended
  June 30, 1995

     First Quarter            $1.75          $0.88
     Second Quarter            1.44           0.56
     Third Quarter             1.63           0.75
     Fourth Quarter            1.75           1.00

Fiscal Year Ended
 June 30, 1996

     First Quarter            $2.00          $1.50
     Second Quarter (through
      October 24, 1995)        2.06           1.69

     The approximate number of holders of record of the Common Stock, as of September 27, 1995 was 392. The Company believes there are in excess of 800 beneficial holders of the Common Stock. On October 24, 1995, the closing price of the Common Stock was $2.00.

                             DIVIDEND POLICY

     The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and, among other things, will depend upon the Company's earnings, capital requirements and financial condition, as well as other relevant factors. In addition, the Company's lending arrangement with Congress prohibits the payment of dividends without their consent. The Company has not declared any dividends since inception, and has no present intention of paying any dividends on its Common Stock in the foreseeable future, and intends to use earnings to generate increased growth.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Fiscal Year 1995 Compared to Fiscal Year 1994

     The Company's net income for fiscal 1995 was $78,000 compared to a net loss of $2,711,000 for fiscal 1994. Fiscal 1995 was the first profitable year for the Company since fiscal 1989.

     Consolidated net sales during fiscal 1995 increased by 15.8% to $24,025,000 from $20,746,000 during fiscal 1994. In fiscal 1995,
Distribution Operations revenues increased 6.7% to $9,233,000 from $8,654,000 and Manufacturing Operations revenues increased 22.3% to $14,792,000 from $12,092,000. The Company believes that the increase in sales was due to improved industry conditions in both segments. In addition, the net proceeds from the Unit Offering allowed the Company to establish increased credit lines with its vendors.

     The Company's gross profit margin increased to 19.9% in fiscal 1995 as compared to 16.3% in fiscal 1994. The Company believes that this increase was primarily due to continued manufacturing efficiencies and targeting sales that produce higher gross profits.

     Selling, general and administrative expenses for fiscal 1995 decreased by 11.9% to $4,149,000 or 17.3% of sales, from $4,709,000 or 22.7% of sales in fiscal 1994. The decrease was principally due to a reduction in bad debt expenses of $177,000, a reduction in consulting fees and salaries to former officers of $245,000, as well as advertising incentives and purchase discounts of $97,000.

     Interest expense was $584,000 for fiscal 1995 as compared to $1,392,000 in the prior year. This decrease was principally due to debt financing charges of $812,000 on convertible debt and bridge-loan financing in fiscal 1994 which did not reoccur in fiscal 1995.

     The increase in the number of shares used to calculate per share amounts in 1995 results from the number of shares sold in the Unit Offering. Outstanding options and warrants did not materially dilute earnings per share in 1995, but could do so in the future if there is a significant increase in the spread between their exercise price and the quoted market price of the Company's Common Stock.

Fiscal Year 1994 Compared to Fiscal Year 1993

     The Company's net loss for fiscal 1994 was $2,711,000 compared to a net loss of $858,000 in fiscal 1993.

     Consolidated net sales during fiscal 1994 decreased by 22.3% to $20,746,000 from $26,668,000 during fiscal 1993. In fiscal 1994,
Distribution Operations revenues decreased 22.7% to $8,654,000 from $11,201,000 and Manufacturing Operations revenues decreased 21.9% to $12,092,000 from $15,482,000. The Company believes that the reduction in sales was caused by its continued lack of working capital and weak industry conditions as well as, to a lesser degree, management's new strategy whereby the Company focused its manufacturing efforts on products generating higher margins as opposed to volume. The lack of adequate working capital caused a shortage in materials in the manufacturing segment and a lack of available inventory in the distribution segment. Although the Company received an availability of an over line credit of $500,000 from its principal lender in September 1993 and received during the third quarter $990,000 from bridge loans, these only partially relieved the Company's working capital deficiency. In April of 1994, the Company received $3,446,000 from its Unit Offering which significantly alleviated its working capital constraints, but had little impact on the results of its operations since the money was received late in the Company's fiscal year.

     The Company's gross profit margin increased to 16.3% in fiscal 1994 as compared to 15.8% in fiscal 1993. The Company believes that this increase is primarily the result of manufacturing efficiencies and targeting sales that would result in higher gross profits.

     Selling, general and administrative expenses for fiscal 1994, increased by 6.7% to $4,709,000 or 22.7% of sales, from $4,393,000 or 16.5% of sales, in fiscal 1993. This was principally due to an increase in consulting fees and salaries to former officers of $245,000, the cancellation and waiver in 1994 and 1993, respectively, of the deferred compensation agreement with the Company's President resulting in a $65,000 credit to operations as compared to a $196,000 credit in the prior year and by a reduction in bad debt expense of $29,000, which only partially offset the above increases.

     Interest expense was $1,392,000 for fiscal 1994 as compared to $719,000 in the prior year. The increase was principally due to debt financing costs of $812,000 on convertible debt and bridge loan financing, offset by a reduction of interest charged on short-term borrowings.

Liquidity and Capital Resources

     The Company had working capital as of June 30, 1995 of $1,065,000 as compared to working capital of $1,042,000 as of June 30, 1994. A substantial portion of the Company's working capital consists of inventory, which was $4,364,000 and $3,166,000 as of June 30, 1995 and 1994, respectively. The
Company is required to maintain substantial inventories of its numerous products to meet the immediate requirements of its customers who need products on short notice and who do not maintain an inventory of such products.

     The Company has a line of credit agreement with Congress which expires October 1, 1996, whereby the Company may borrow up to $5,750,000, with interest payable monthly at 2 1/2% above the prime rate, plus an unused line fee of 1/4% per year. Borrowings under this agreement are limited to 50% of the Company's eligible inventory up to a maximum of $2,875,000 and 80% of the Company's eligible accounts receivable. The amounts outstanding at June 30, 1995, and June 30, 1994 were $4,829,000 and $3,184,000, respectively. The
Company had $40,000 available for borrowing at June 30, 1995. The loan is subject to certain working capital and net worth requirements and is collateralized by all of the assets of the Company not previously pledged under other loan agreements. The loan agreement prohibits the payment of cash dividends by the Company.

     In September 1993, the Company received an overadvance of $500,000 from Congress. In connection therewith, Messrs. A. Densen, L. Densen and A. Towell obtained a $250,000 junior participation in the loans made to the

Company from Congress by advancing $250,000 of their funds to Congress. $250,000 of this overadvance has been repaid to Congress. The balance of $250,000 will be repaid by Congress, at its option, to Messrs. A. Densen, L. Densen and A. Towell, subject to the availability of funds.

     During April and May 1994, the Company sold in the Unit Offering, 2,300,000 Units, which includes the Unit Underwriter's over-allotment, at $2.00 per Unit. Each Unit consisted of one share of Common Stock and one Class A Warrant. Each Class A Warrant entitles the holder to purchase one share of Common Stock at a reduced exercise price of $1.30 a share through April 11, 1999. The net proceeds from the Unit Offering were $3,446,000 and have enabled the Company to return to profitability.

     The Company believes that its current working capital position, line of credit and operations will be sufficient to satisfy its cash needs through June 30, 1996.

     The Company has no material commitments for capital expenditures.

     At the present time, the Company, together with a variety of defendants, is a party to various asbestos-related lawsuits involving a number of plaintiffs alleging damages from exposure to asbestos products sold by the Company. The Company may become a party to additional asbestos-related actions in the future. The Company is also party to a non-asbestos product liability action. While as indicated, legal and settlement costs to the Company have not been material to date, the Company cannot, at this time, determine the outcome of these uncertainties which may have an adverse effect upon the liquidity of the Company in the future.

Inflation

     The impact of inflation on the Company's operations has not been significant to date. There can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operations.

                                  BUSINESS

General

     Eastco Industrial Safety Corp. is a corporation organized and existing under the laws of the State of New York, having been incorporated on May 15,
1958.   The Company, through its wholly-owned subsidiaries, Disposable,
Safety Wear, Puerto Rico Safety Equipment, and Puerto Rico Safety, manufactures industrial protective clothing products and distributes a wide range of industrial safety products. The Company's Manufacturing Operations sells its products to distributors. The Company's Distribution Operations sells products to "end users," including manufacturing companies and service businesses, public utilities, fisheries, pharmaceutical plants, the transportation industry and companies engaged in hazardous materials abatement.

Manufacturing Operations

     Manufactured products are sold under the "Charkate / Worksafe", "Charkate", "Worksafe" and "COVER-UP" trade names. The Company, through Disposable, Safety Wear and Puerto Rico Safety Equipment manufactures disposable and reusable industrial protective apparel. Disposable protective products items include coveralls, shirts, pants, hats, hoods, aprons, smocks, lab coats, hazardous material handler suits, examination gowns, sleeves, shoe covers and related items. Disposable clothing is designed to protect the user from, among other things, splash, dirt contamination and against a wide range of hazardous substances. Disposable clothing is made primarily of a spun bonded polyolefin produced solely by Dupont under the trade name Tyvek . Reusable industrial protective clothing consists of items for the protection of various parts of the body which are designed to shield the user from, among other things, splash, dirt, contamination, heat, fire, cold and the outside environment. Specific products manufactured include coveralls, gloves, mitts, shirts, thermal underwear, sleeves, coats, pants, leggings, spats, bibs, safety vests and a variety of other kinds of protective clothing and uniforms. The Company also manufactures welding blankets, curtains and screens.

     The Company's Manufacturing Operations and warehousing are located in Puerto Rico, Alabama and California and are primarily directed from New York. The Company's products are sold primarily in the United States and Puerto Rico. The Company sells its manufactured products through sales
representatives.   In addition, manufactured products are sold through the
Company's Distribution Operations in the Northeastern region of the United States and Puerto Rico to "end users."

Distribution Operations

     The Company, primarily through Eastco, distributes to "end users" industrial safety products made by the Charkate / Worksafe division as well as by non-affiliated companies. These products include hard hats, protective glasses, ear muffs, ear plugs, respirators, goggles, face shields, rainwear, protective footwear, first-aid kits, monitoring devices, signs and related products. These products are sold to manufacturing companies and service businesses, including public utilities, fisheries, hospitals, pharmaceutical plants, the transportation industry and companies engaged in hazardous materials abatement.

     The Company's Distribution Operations are primarily directed from the Company's offices in New York. The Company also has facilities for warehousing and distribution of its non-manufactured products in Puerto Rico, Connecticut and Florida. The Company sells a variety of safety products from independent manufacturers, including, but not limited to, 3M, Racal Health and Safety, Inc. and Willson Safety Products, a division of WGM Safety Corporation. Items distributed are sold primarily in the Northeastern region of the United States.

Sales and Marketing

     The Company utilizes catalogs and telemarketing to aid in its sales efforts, however, the Company does not engage in any mail-order business nor sell on a retail basis. Sales are also promoted through trade shows, mailings and advertising in trade magazines and directories. Sales are primarily to distributors who sell to "end users" comprised of industrial, commercial and governmental accounts. The Company considers industrial accounts to be those businesses which are primarily based upon manufacturing and production, while commercial accounts are considered by the Company to be service businesses. The Company also believes that standards established by OSHA have resulted in a need by others to purchase the Company's products. The Company employs 10 full-time salesmen in its Distribution Operations who sell products distributed by the Company, and on a more limited basis, products manufactured by the Company.

Customers

     For the fiscal year ended June 30, 1995, no one company or customer accounted for more than 10% of the Company's sales. Accordingly, the Company believes it is not dependent upon any single customer, the loss of any one would not have an adverse effect on the business of the Company.

Competition

     The market for industrial protective clothing and industrial safety products is extremely competitive. The Company faces competition in all of its product markets from large, established companies that have greater financial, managerial, sales and technical resources than the Company, and some of the Company's product markets are dominated by such larger companies. Larger competitors also may be able to benefit from economies of scale and introduce new products that compete with the Company's products.

     The Company's primary competitors in its Manufacturing Operations are Kappler Inc. and Lakeland Industries, Inc., in disposable clothing sales, and P.G.I., Incorporated; Red Kap, a subsidiary of VF Industries Inc.; Topps Mfg. Co. and Workrite Uniform Co. in the sale of reusable clothing. Primary competitors in the manufacture of reusable gloves are Chicago Protective Apparel, Inc. and Steel Grip, Inc. The Company's major competitors in its Distribution Operations are Balco Industries, Inc. and Freemont Safety Corp. in industrial sales, and Insulation Distributions Company, Industrial Productions Company and Aramsco Company in abatement sales.

Suppliers

     The Company is not dependent upon any one company for a source of supply of raw materials for its manufacturing operations other than DuPont which supplies the Company with Tyvek a raw material which is used in various lines of its disposable products. Products utilizing Tyvek accounted for approximately 35% and 29% of consolidated sales for the fiscal years ended June 30, 1995 and June 30, 1994, respectively. Management believes that its current relationship with DuPont is satisfactory.

Government Regulation

     The Company's manufacturing facilities are subject to regulation and inspection standards established by OSHA. Such facilities have not yet been inspected for compliance with OSHA. Although the Company believes it is in material compliance with required standards, there can be no assurance that any inspection will not reveal that the Company has failed to comply with OSHA and that, as a result, the Company may be required to expend sums, which can be costly, to assure compliance with OSHA regulations.

Special Tax Considerations

     Puerto Rico Safety Equipment is engaged in manufacturing in Puerto Rico and was granted an exemption for seventeen (17) years under the Puerto Rico Industrial Tax Exemption Act of 1963 (the "Industrial Tax Act") with respect to Puerto Rico income taxes on the production of such items as safety clothing, protective sleeves, coats, pants, hoods and jackets for the period commencing January 1, 1970. On July 1, 1989 Puerto Rico Safety Equipment was granted an extension of its exemption and has a 90% exemption from Puerto Rico income taxes for the ten-year period ending on June 30, 1999. During this period, Puerto Rico Safety Equipment has a 75% exemption from Puerto Rico municipal taxes on its real and personal property utilized in its operations.

     Disposable has been granted a fifteen-year exemption under the Industrial Tax Act with respect to Puerto Rico income taxes on its operations covering the production of disposable clothing and with respect to the property used in its operations for the period commencing June 4, 1977, subject to the terms of the grant. The Company was advised on September 14, 1995, that this exemption has been extended until 2006 on the basis of a 90% exemption on Puerto Rico income taxes and personal property taxes and a 60% exemption on municipal license taxes.

     Puerto Rico Safety Equipment and Disposable have elected to apply
Section 936 of the Internal Revenue Code, effective July 1, 1979. The provisions of Section 936 are effective until revoked by the Company. If the conditions of Section 936(a)(2) are satisfied, the Section 936 credit equals the portion of the United States income tax that is attributable to taxable income from sources outside the United States derived from the active conduct of a trade or business within a United States possession, or the sale or exchange of substantially all of the qualified possession source investment income. Dividends payable by each subsidiary to the Company from operations are entitled to a 100% dividends received deduction but are subject to a 10% withholding tax in Puerto Rico. The Omnibus Budget Reconciliation Act of 1993 (the "Omnibus Act") imposes new limitations on computing the Possession Tax Credit under Section 936 for tax years beginning after 1993. There are two methods for determining the credit under the new law. Under the first method, the amount of the credit may be determined by using the so-called economic activity limit. This attempts to limit the credit by applying various percentages to possession-based compensation, depreciation and taxes paid or accrued. Alternatively, the Company may make an irrevocable election when it files its June 30, 1995 federal income tax return to have present rules apply, but to phase out the credit to 60% of the 1994 level, and further phase down by 5% per year to 40% in 1998 and years thereafter. Since the credit is a function of future earnings, if any, the effect of such limitations cannot be determined at the present time. In addition, the Omnibus Act makes the 100% dividends received deduction subject to the Alternative Minimum Tax Calculation. No dividends have been declared on the aggregate undistributed earnings of Puerto Rico Safety Equipment and Disposable (which through June 30, 1995, aggregates approximately $2,458,000) and none are intended to be declared because it is management's intention to reinvest the earnings from such subsidiaries indefinitely. The Company believes that based upon current operations, the Omnibus Act will not have a material effect on the Company for the foreseeable future.

     As Puerto Rico tax exemptions are reduced or expire, the Company may be required to pay taxes on income earned in Puerto Rico. The Company is unable to predict the amount of such impact after such exemptions are reduced or expire.

Employees

     As of September 27, 1995, the Company employed 145 employees in its Manufacturing Operations and 15 in its Distribution Operations. In addition, there are 3 executive management employees, and 42 clerical and administrative personnel. None of the Company's employees are covered by a collective bargaining agreement and the Company considers its relations with its employees to be satisfactory.

Properties

     The executive offices of the Company are located at 130 West 10th Street, Huntington Station, New York and are owned by the Company. The Huntington Property is also used for warehousing and distributing and contains approximately 25,000 square feet of warehouse space and 5,000 square feet of office space. As of June 30, 1995, the premises were subject to a first real estate mortgage due to Associates in the amount of $538,544. The wives of Messrs. Alan Densen and Anthony P. Towell, executive officers and directors of the Company and Herbert Schneiderman, a director, are members of Associates.

     The Company's wholly owned subsidiary, Disposable, leases a building consisting of approximately 45,000 square feet in Aguadilla, Puerto Rico from the Puerto Rico Industrial Development Company which is used for manufacturing and warehousing. A lease was entered into for these premises on February 21, 1995, effective for the ten year period commencing September 1, 1993. Rent for the two year period ending August 31, 1996 is at the monthly rate of $7,079, which escalates to $13,040.54 in the final year of the lease.

     The Company's wholly owned subsidiary, Safety Wear, occupies approximately 30,000 square feet in Decatur, Alabama. The premises are utilized for the cutting and warehousing of coveralls and the manufacturing of disposable products. The Company pays $6,450 rent per month. The premises are leased on a month-to-month basis. Should these facilities not be available to the Company, the Company believes that alternative sites are available at a comparative cost.

Legal Proceedings

     The Company, in the past, used asbestos in the manufacture of its products. Such use was terminated by the Company in the mid-1980's. It has been alleged that asbestos is a cause of cancer, such as asbestosis, mesothelioma, and other related diseases, the symptoms of which may not appear for twenty or more years. Since the early 1980's, numerous lawsuits have been instituted against the Company by persons who have been exposed to asbestos and asbestos products. Such legal proceedings, for the most part, are covered by the Company's insurance policies.

     During fiscal 1994, the Company reached a settlement pertaining to all pending and future cases against it in the State of New York brought by one firm of plaintiffs' attorneys, which firm has been primarily responsible for bringing asbestos actions against the Company in the State of New York. The settlement does not apply to Puerto Rico Safety Equipment and is only applicable to cases brought by the same law firm against the Company in the State of New York. The Company is to be dismissed without any payment in cases not involving any exposure to a power generating station in the State of New York ("Powerhouse"). Where there is Powerhouse exposure, a payment of $100 is to be made for each alleged nonmalignant case and $300 for each malignant case. Where plaintiffs consist of two spouses, such is deemed one case. Payment is to await appropriate documentation of exposure, releases from the plaintiffs and the agreement of each plaintiff whose case is settled.

     As of June 30, 1995, the Company estimates that it is a party to approximately 250 cases with respect to exposure to asbestos involving approximately 480 plaintiffs, of which no cases pertain to Puerto Rico Safety Equipment. During the quarter ended September 30, 1995, one new action involving one plaintiff was commenced against the Company. All of the actions against the Company to date have been brought by non-employees of the Company and are based upon personal injury claims. The pending actions are in the Supreme Court of the State of New York, County of New York; Superior Court of New Jersey, Middlesex County, Law Division; Court of Common Pleas of Luzerne County, Trial Division of Pennsylvania; and the San Francisco County, Superior Court of California. The number of first-party plaintiffs include, in various instances, spouses of said plaintiffs. The actions, with the exception of one pending action, involve a multitude of defendants. The complaints allege exposure to asbestos and asbestos products over various periods of time. Each seeks varying amounts of damages, usually unlimited, or for each plaintiff as high as $10,000,000 for compensatory damages and $20,000,000 for punitive damages. The Company may become a party to additional asbestos actions in the future.

     From 1981 through June 30, 1995, the Company estimates that approximately 830 actions on behalf of approximately 6,400 first-party plaintiffs have been instituted against it concerning asbestos-related claims and that approximately 570 actions and the claims of approximately 5,920 plaintiffs have been terminated against the Company. During fiscal 1995, the Company estimates approximately 120 actions on behalf of approximately 970 first-party plaintiffs were instituted against it and approximately 40 actions on behalf of approximately 830 plaintiffs actions were settled or discontinued against it. The Company estimates that as of June 30, 1995, with the exception of defense costs, a total of approximately $1,300,000 has been paid, or agreed to be paid, in settlements to date with regard to the terminated actions (inclusive of actions against Puerto Rico Safety

Equipment) of which all but approximately $25,000 has been paid by the Company's insurance carriers. The Company has been notified that for actions terminated subsequent to June 30, 1995, its share of the settlements made will be approximately $15,000. The foregoing is based upon information available to the Company to date and assumes certain settlements in the process of being made and payments to be made thereunder by insurance companies awaiting documentation from plaintiffs. Through June 30, 1995, the Company has paid less than $40,000 for legal and defense costs to counsel appointed by the insurance carriers to defend it. Past results of settlements and defense costs are not necessarily indicative of future settlements and defense costs, which the Company is unable to predict.

     For the period commencing April 1, 1968 to April 1, 1969 and March 11, 1971 to November 27, 1985, the Company believes that it has various policies of primary insurance in different amounts which would protect it against liability for asbestos-made, product-related personal injuries. The policies range in amounts from $50,000 to $1,000,000. The Company also believes that since August 10, 1972 to on or about August 11, 1986 it has had various policies for excess coverage applicable to asbestos claims. These policies range in amounts from $500,000 to $10,000,000 for excess coverage. There are gaps of approximately six weeks in the primary coverage between March 11, 1971 to November 27, 1985 and approximately thirty-six months in the excess coverage between August 10, 1972 and August 11, 1986. The policies of insurance are not applicable to all of the subsidiaries of the Company, which have varying coverage, and such subsidiaries may also be without coverage for various times of their doing business. Not all of these policies are in the possession of the Company. Reference is made to Risk Factor 6 regarding the liquidation of certain of the Company's insurance carriers with respect to excess product liability coverage.

     Effective June 26, 1990, an agreement between Eastco and its primary insurance carriers dated March 26, 1990 became effective. Eastco entered into this agreement in an effort to resolve uncertainties as to its insurance coverage which will cover asbestos claims against the parent Company where any exposure to asbestos is alleged during the period 1971 to 1985, inclusive. Pursuant to this agreement, the Company is obligated to share in the payment of asbestos-related claims against Eastco. Pursuant to the agreement, the Company is obligated to pay 12% of all attorneys' fees incurred on its behalf and 17% of indemnity costs (which include judgment and settlement amounts). The balance of these costs are to be paid by the insurance carriers, which are parties to the agreement. The agreement is subject to policy limitations of each insurance policy. The agreement may be terminated at any time upon ninety (90) days' notice by any of the parties provided that termination may not be effective as to any asbestos action that has already been placed on the trial calendar, unless it has a scheduled trial date more than twelve (12) months from the date the notice of termination is given. The Company has been advised that no pending cases are on the trial calendar.

     Effective during May, 1991, the Company entered into a Settlement Agreement and Release with Mount Vernon Fire Insurance Company. Pursuant to this Agreement, the Company discontinued its action against Mount Vernon, which agreed that, subject to the terms of the Agreement, Mount Vernon would reimburse the Company (where applicable) for 6.25% of attorneys' fees (52.08% of the Company's 12% share referred to in the agreement in the previous paragraph) and 6.25% of indemnification costs (36.76% of the Company's 17% share referred to in the agreement in the previous paragraph). The Agreement is not applicable to any asbestos actions against the Company where no exposure is alleged to products manufactured or distributed by Eastco between April 1, 1968 and April 1, 1969. The Agreement may be terminated at any time upon 90 days' notice, but such notice is not applicable to asbestos actions placed on a trial calendar, unless such has a trial date more than twelve months from the date the notice of termination is given. The agreement provides that the limit available under the policy is $100,000 plus attorneys' fees while the agreement is in effect and is applicable only to Eastco. Approximately $14,000 has been reimbursed by Mount Vernon Fire Insurance Company as of June 30, 1995 for indemnification.

     The Company is unable to ascertain the total extent of insurance applicable to asbestos claims against it or the extent to which its insurance carriers will provide coverage. The two agreements referred to above between the Company and the insurance carriers may not be applicable to Puerto Rico Safety Equipment, which is covered by other insurance. To date, the claims settled by Puerto Rico Safety Equipment have been paid in full by insurance. No agreement has been reached with the insurance companies confirming all of these policies, which range from $100,000 to $500,000 for primary coverage and $1,000,000 to $5,000,000 for excess coverage. The policies for Puerto Rico Safety Equipment cover the period March 11, 1971 to July 23, 1986 with various gaps.

     An action entitled Michael F. Cilone and Marie Cilone v. Willson Safety Products, Inc., Standard Coating Corporation, National Paint Co., Inc., E.I. Dupont De Nemours & Co Inc., Orb Industries, Inc., PPG Industries Inc., Olde England Paint & Varnish Corp., Oatey Co., d/b/a Bond Tight Products, Eastco Industrial Safety Corp. was instituted on September 19, 1988 in the Supreme Court of the State of New York, County of Kings. The Company has referred this matter to its insurance carriers applicable to the period 1984 to 1986 and who have provided primary insurance on an annual basis of $1,000,000 per year in addition to applicable excess carriers. The complaint alleges four causes of action, including one for punitive damages on behalf of Michael F. Cilone, against the Company in the amount of $5,000,000 each and one cause of action for $500,000 on behalf of Marie Cilone. The complaint alleges that the Company sold respirators made by Willson Safety Products and other safety equipment to Michael F. Cilone's employer, the New York City Transit Authority, between 1984 and 1986 and that he sustained injuries as a result of chemicals and various materials made by the other defendants. The Company has been advised by counsel, designated by its insurance carriers to defend it, that the insurance in effect should be ample with respect to any settlement contribution and / or liability allocation by a jury. This is based upon the present status of the case and the fact that depositions have not yet all been completed.

     The Company's insurance may not provide coverage for punitive damages where such damages are sought against it in pending litigation. Punitive damages are allowable in addition to compensatory damages and are awarded as a punishment to the defendant for wrongs in a particular case as well as for the protection of the public against similar acts, to deter the defendant from a repetition of the wrongful act and to serve as a warning to others. Usually a wrong, aggravated by an evil or wrongful motive or a willful and intentional misdoing or a reckless indifference equivalent thereto, is required for a court to award punitive damages. The Company is unable to specify whether its actions would give rise to punitive damages. It believes that its actions should not give rise to punitive damages. There, however, can be no assurance that this will be the case.

                                MANAGEMENT

Directors and Officers

     The directors and executive officers of the Company are as follows:

    Name                      Age                        Position
----------------              ---                 -------------------------
Alan E. Densen                61                  President and Chief
                                                  Executive Officer and
                                                  Director

Lawrence Densen               37                  Senior Vice President and
                                                  Director

Anthony P. Towell             64                  Vice President of
                                                  Finance, Secretary,
                                                  Treasurer, Chief
                                                  Financial Officer and
                                                  Director

Dr. Martin Fleisher           58                  Director

James Favia                   61                  Director

Herbert Schneiderman          64                  Director

     The term of office of the following directors does not expire until the Company's 1995 annual meeting and when their successors are chosen:

                            Dr. Martin Fleisher
                                James Favia
                           Herbert Schneiderman

     The term of office of the following directors does not expire until the Company's 1996 annual meeting and when their successors are chosen:

                              Alan E. Densen
                              Lawrence Densen
                             Anthony P. Towell

     Alan E. Densen has been President, Chief Executive Officer and a director of the Company since 1958 (except for the period September 1993 to January 1994, when he served as its Senior Vice President). He was also Treasurer and Chief Financial Officer of the Company through 1992.

     Lawrence Densen, Senior Vice President and director of the Company, has been a Vice President and a director of the Company since 1986.

     Anthony P. Towell has been the Company's Vice President of Finance, Treasurer, and Chief Financial Officer since 1992, its Secretary since 1993, and from 1989 to 1992 its Vice President. He has been a director of the Company since 1989. He was a director of New York Testing Laboratories, Inc. ("NYT"), a laboratory testing company and manufacturer of automotive accessories, from 1988 to 1995. In addition, he has been a director since 1988 of Nytest Environmental Inc. ("Nytest"), a hazardous waste testing company. Mr. Towell has also been a director, since 1991, of Ameridata Technologies, Inc. ("Ameridata"), a provider of computer products and services. The common stock of Nytest and Ameridata are registered under
Section 12(g) and (b), respectively, of the Securities Exchange Act of 1934.

     Dr. Martin Fleisher, who holds a Ph.D. in biochemistry from New York University, has been attending clinical chemist at Memorial Sloan-Kettering Cancer Center since 1967. He has been a director of the Company since 1989. He devotes only a limited portion of his time to the business of the Company.

     James Favia is a consultant to Donald & Co. who acts as the Company's investment advisor. He is a chartered financial analyst and has an MBA in finance which he obtained from New York University in 1959. He became a director of the Company on July 26, 1995. He was a director of T.J. Systems until November, 1994. The common stock of T.J. Systems is registered under
Section 12(g) of the Securities Exchange Act of 1934. He devotes only a limited portion of his time to the business of the Company.

     Herbert Schneiderman is President of the Casablanca Group, L.P., a manufacturer of diversified women's sportswear. He became a director of the Company on July 26, 1995. He devotes only a limited portion of his time to the business of the Company.

Committees of the Board of Directors

     The Board of Directors has established a Compensation Committee, a Stock Option Committee and an Audit Committee. The Compensation Committee consists of Messrs. Fleisher, Favia and Schneiderman. The purpose of the Compensation Committee is to review the Company's compensation of its executives, to make determinations relative thereto and to submit recommendations to the Board of Directors with respect thereto.

     The Stock Option Committee consists of Messrs. Fleisher, Favia and Schneiderman. The purpose of the Stock Option Committee is to select the persons to whom options to purchase shares of the Company's Common Stock under the 1994 Incentive Stock Option Plan and to make various other determinations with respect to such plans.

     The Company has an Audit Committee consisting of Messrs. Towell, Favia and Schneiderman. The purpose of the Audit Committee is to provide general oversight of audit, legal compliance and potential conflict of interest matters.

Executive Compensation

     The following describes the components of the total compensation of the CEO of the Company. No executive, other than the CEO, had a total annual salary and bonus for the three years ended June 30, 1995 which exceeded $100,000.

                        Summary Compensation Table

                 Annual Compensation              Long term compensation
               ------------------------  --------------------------------------
                                              Awards              Payouts
                                         ------------------   -----------------
                                Other             Securities            All
Name and                        annual Restricted underlying  LTIP     other
principal      Salary  Bonus   compen-    stock    options / payouts  compen
position  Year  ($)    ($)     sation($) award(s)($) SARs (#)  ($)    sation($)
--------  ----  ------ -----  ---------- --------- ---------- ------  --------
Alan E. 1995    107,930  -0-   30,0783(3)   -0-     420,000(2)  -0-      -0-
Densen, 1994(1) 117,154  -0-   30,0783(3)   -0-        -0-      -0-      -0-
CEO     1995    169,920  -0-   30,0783(3)   -0-        -0-      -0-      -0-

(1) From September, 1993 to January, 1994, Mr. Densen was not CEO; he served as Senior Vice President.

(2) Includes an incentive stock option granted January 20, 1995 to acquire 20,000 shares at $1.0625 as well as a non qualified stock option to acquire 400,000 shares exercisable at $1.0625 per share, the closing market price on such date, each exercisable until January 19, 2005. The non-qualified option can not be exercised during the first five years unless (a) the audited pre-tax profits for fiscal 1995 are greater than $50,000, then options to acquire 200,000 shares of Common Stock may be exercised and (b) the audited pre-tax profits for fiscal 1996 are greater than $250,000, then options to purchase the remaining 200,000 shares of Common Stock may be exercised. It was determined in September 1995 that this option can now be exercised for 200,000 shares of Common Stock.

(3) Primarily includes life insurance premiums on the life of Alan E. Densen owned by Mr. Densen's wife and paid for by the Company.

Stock Options

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR
                            [Individual Grants]

           Number of         Percent of
          securities        total options /
          underlying        SARs granted           Exercise
          Options/SARs        in fiscal            or base         Expiration
Name      granted (#)(1)       year (1)          price ($/Sh)        Date
-----     --------------    --------------       -------------     -----------
Alan E.    20,000               23.5%               1.0625          1/19/05
Densen,
CEO       400,000               33.3%               1.0625          1/19/05

(1)  See note (2) above in the Summary Compensation Table.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTION/SAR VALUES

                                                  Number
                                              of securities          Value
                                               underlying      unexercised in-
                                               unexercised   the-money options
            Shares                         SARs at FY-end (#) SARs at FY-end($)
          acquired on          Value           exercisable /      exercisable /
Name      exercise (#)       realized ($)      unexersisable   unexercisable(1)
-----     --------------    --------------     -------------   ----------------
Alan E.       -0-              -0-             -0-/20,000        -0-/13,750
Densen,
CEO           -0-              -0-           200,000/200,000   137,500/137,500

(1)  See footnote (2) above in the Summary Compensation Table.

Employment Agreements

     As of July 1, 1995, Alan E. Densen entered into a new employment agreement replacing an earlier employment agreement which commenced as of the effective date of the Company's Unit Offering. A copy of this employment agreement is annexed to the Registration Statement of which this Prospectus forms a part. The employment agreement with Alan E. Densen provides for him to serve as the Company's President for a term of five years. At the end of each fiscal year during the term of the agreement, the agreement is automatically extended for one additional year to be added at the end of the then current term of the agreement, unless the Board of Directors determines to the contrary. The base annual salary is $125,000 for fiscal 1996 which shall be increased at the beginning of each fiscal year commencing July 1, 1996, at the discretion of the Board of Directors. Each increase is not to be less than 10% of the minimum compensation paid to the employee in the prior fiscal year. Mr. Densen is also eligible to receive an annual bonus equal to 3 1/3% of the Company's earnings before interest and taxes for the fiscal year ended June 30, 1996 and each fiscal year thereafter during the term of the agreement. The bonus is to be paid within 30 days of the completion of the Company's audited financial statement for each fiscal year and is to be paid in cash or registered shares of common stock of the Company. In addition, Mr. Densen is entitled to receive reimbursement of ordinary and necessary business expenses, a monthly automobile allowance of

$700 and disability, medical, hospitalization, and life insurance.

     The employment agreement entered into by Alan E. Densen includes provisions that provide for his right to terminate the agreement and thereby receive additional compensation, as provided below, in the event that he is not elected or retained as President and a director of the Company; the Company acts to materially reduce his duties and responsibilities under the agreement; the Company changes the geographic location of his duties to a location from the New York metropolitan area; his base compensation is reduced by 10% or more; any successor to the Company fails to assume the agreement; any other material breach of the agreement which is not cured by the Company within 30 days; and a "Change of Control" by which a person, other than a person who is an officer and/or director of the Company as of the effective date of the agreements, or a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of 20% or more of the combined voting power of the then outstanding
securities of the Company.    In the event that Alan E. Densen terminates his
position because of any of the aforesaid reasons other than a "Change of Control", or if the Company terminates his employment in any way that is a breach of the agreement by the employer, Mr. Densen shall be entitled to receive, in addition to his salary continuation, as a bonus, a cash payment equal to his total base salary plus projected expenses and bonuses for the remainder of the term thereof, payable within 30 days of termination and all stock options, warrants and other stock appreciation rights granted by the Company to him shall become immediately exercisable at an exercise price of $0.10 per share. In the event that he owns or is entitled to receive any unregistered securities of the Company, than the Company shall register such securities within 120 days of his termination. In the event that there is a "Change of Control", he shall be paid within 30 days thereof a one-time bonus equal to his total minimum base salary for the next three years and he shall be immediately reimbursed for all amounts not yet received for his participation in a total of $250,000 of junior participation with Congress in loans to the Company made during September 1993, without regard to whether such amount is currently due pursuant to the terms thereof.

Compensation to Directors

     No compensation is paid to directors for their serving solely as a director. Outside directors are compensated at the rate of $500 for each board of directors meeting which they attend in person.

Indemnification of Directors and Executive Officers

     The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 722 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise.
Section 722 of the Business Corporation Law of the State of New York contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith, the acts were not the result of deliberate dishonesty, and that the indemnitee does not personally gain or profit where not legally entitled to do so.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefor unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and is therefore unenforceable and will be governed by the final adjudication of such issue.

INCENTIVE STOCK OPTION PLANS

 1983 Plan

     In June 1983, the Company instituted its 1983 Stock Option Plan (the "1983 Plan"). The 1983 Plan, terminated on June 23, 1993, and 8,654 options remain outstanding as of the date of this Prospectus.

 1992 Plan

     In December 1992, the Board of Directors and the shareholders of the Company adopted the Company's 1992 stock option plan (the "1992 Plan"). The 1992 Plan provides incentives in the form of incentive stock options ("ISO's") and reserved 200,000 shares for issuance. As of the date of this Prospectus, 3,000 ISO's are outstanding under the 1992 Plan. The Company has agreed not to issue any further options under the 1992 Plan.

 1994 Plan

     In January, 1994, the Board of Directors adopted the Company's 1994 stock option plan (the "1994 Plan"), which was approved by the shareholders of the Company on December 15, 1994. The 1994 Plan provides for the issuance of up to 100,000 ISO's and will be administered, until it terminates ten years after its effective date, by the Stock Option Plan Committee or any other committee (the "Committee") appointed by the Board of Directors.

     ISO's may be granted to key employees, including officers of the Company, at the discretion of the Committee, until termination of the 1994 Plan. No ISO may be granted under the 1994 Plan for a term in excess of ten years from the date of grant. The price of the ISO's shall be determined by the Committee, except that the price shall not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant, and in the case of an individual owning more than ten percent of the total combined voting power of the Common Stock (the "10% shareholder"), the price shall not be less than 110% of the fair market value of the Common Stock on the date of grant. ISO's granted under the 1994 Plan are exercisable immediately, or in one or more installments at such times and upon such conditions as may be determined by the Committee, except that in the event of a "Change of Control" of the Company as that term is defined in the Plan, all ISO's are immediately exercisable. Employees may not be granted ISO's under the Plan which are first exercisable during any one calendar year to the extent that the fair market value of the Common Stock exceeds $100,000 (determined as of the time that the ISO's are first granted).

     As of the date of this Prospectus, 85,000 ISO's are outstanding under the 1994 Plan.

     Reference is made to note 7 of the Consolidated Financial Statements.

     The Company also anticipates submitting, to its shareholders at its next annual shareholders meeting, proposals to increase the number of options issuable under the Company's 1994 Incentive Stock Option by an additional 550,000 shares and to adopt a Non-qualified Option Plan for 350,000 shares.

                           PRINCIPAL SHAREHOLDERS

     The following are known by the Company, as of the date hereof, to be the beneficial owners of more than five percent of Common Stock:

                Name and Address      Amount and Nature           Percent
Title of Class  of Beneficial Owner   of Beneficial Owner        of Class
--------------  -------------------   -------------------        -----------
Common Stock        Alan E. Densen           309,688(1)(4)            8.0%
$.12 par value      130 West 10th Street
                    Huntington Station, NY

Common Stock        Lawrence Densen          251,813(2)(4)            6.5%
$.12 par value      130 West 10th Street
                    Huntington Station, NY

Common Stock        Anthony P. Towell        676,667(3)(4)            15.9%
$.12 par value      130 West 10th Street
                    Huntington Station, NY

(1) Includes a warrant, held by Mr. Densen's wife, to acquire 16,667 shares of Common Stock granted June 30, 1992, which expires April 11, 1999 and is exercisable at $1.30 per share.

(2) Includes 7,000 Class A Warrants; an incentive stock option to acquire 6,250 shares of Common Stock granted December 18, 1986 which expires December 17, 1996 at an exercise price of $2.6664 per share; incentive stock options to acquire 563 shares of Common Stock granted June 1, 1988 which expires May 31, 1998 at an exercise price of $3.00 per share; an incentive stock option to acquire 20,000 shares of Common Stock granted January 20, 1995 which expires January 19, 2005 and is exercisable at $1.0625 per share.

(3) Includes 15,000 Class A Warrants; 400,000 Towell Warrants; an incentive stock option to acquire 20,000 shares granted January 20, 1995 which expires January 19, 2005 and is exercisable at $1.0625 per share.

(4) On January 20, 1995, there was granted to Messrs. A. Densen, A. Towell and L. Densen a non-qualified option to acquire 400,000 shares each exercisable until January 19, 2005 at an exercise price of $1.0625, the closing market price of the Common Stock on the date of grant. These options were granted in consideration of previous sacrifices including reduction in salaries, cancellation of options and other surrendered benefits by such executive officers as well as the turnaround performance achieved by the Company. The turnaround achieved by the Company in its performance can be directly related to the efforts of Messrs. A. Densen, A. Towell and L. Densen. These options can not be exercised during the first five years unless (a) the audited pre-tax profits for fiscal 1995 are greater than $50,000, then options to acquire 200,000 shares of Common Stock may be exercised and (b) the audited pre-tax profits for fiscal 1996 are greater than $250,000, then options to purchase the remaining 200,000 shares of Common Stock may be exercised. It was determined in September 1995 that these options can now be exercised for 200,000 shares of Common Stock and such 200,000 shares are included in the above table for each individual.

     Common Stock owned by the Company's directors and executive officers of the Company as a group:

Name and Address          Amount and Nature            Percent
of Beneficial Owner      of Beneficial  Owner          of Class
-------------------      ---------------------         --------
Alan E. Densen                309,688(1)               8.0%
130 West 10th Street
Huntington Station, NY

Lawrence Densen               251,813(2)               6.5%
130 West 10th Street
Huntington Station, NY

Anthony P. Towell              676,667(3)              15.9%
130 West 10th Street
Huntington Station, NY

Dr. Martin Fleisher             10,833(4)                 *
130 West 10th Street
Huntington Station, NY

James Favia                     20,000(5)                 *
130 West 10th Street
Huntington Station, NY

Herbert Schneiderman            38,333(6)                1.1%
130 West 10th Street
Huntington Station, NY

All officers and directors
   as a group (6 persons)     1,307,334                 27.4%
________________
*    Less than 1%.
(1)  See footnote (1) in the preceding chart.
(2)  See footnote (2) in the preceding chart.
(3)  See footnote (3) in the preceding chart.
(4)  Includes stock options to acquire 10,833 shares of Common Stock.
(5)  Includes stock options to acquire 10,000 shares of Common Stock.
(6)  Includes warrants and stock options to acquire 18,333 shares of Common
     Stock.

                          DESCRIPTION OF SECURITIES

Common Stock

     The authorized capital stock of the Company is 20,000,000 shares of Common Stock, $0.12 par value per share. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available, therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which shareholders may vote at all meetings of shareholders.

     The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 51% of such outstanding shares voting for the election of Directors can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company's Directors.

Warrants

  Class A Warrants

     The Class A Warrants have been issued pursuant to an agreement (the "Warrant Agreement") between the Company and American Stock Transfer and Trust Co., as warrant agent (the "Warrant Agent") dated April 12, 1994. The following discussion of certain terms and provisions of the Class A Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement and the Class A Warrant certificates, the forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     Each Class A Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $1.30 per share. At the time of issuance the exercise price of the Class A Warrants was $2.40 per share and was reduced to the present exercise price of $1.30 on January 31, 1995. The Class A Warrants expire on April 11, 1999. The Class A Warrants may be redeemed by the Company at any time at a redemption price of $.10 per Warrant upon 30 days prior written notice, provided the closing high bid price of the Common Stock for 10 consecutive trading days ending on the third day prior to the date of the notice of redemption equals or exceeds $1.95 (150% of the then exercise price of the Class A Warrants) per share. Holders of Class A Warrants shall have exercise rights until the close of business on the day preceding the date fixed for redemption.

     In order for a holder to exercise a Class A Warrant, and as required in the Warrant Agreement, there must be a current registration statement on file with the Commission pertaining to the shares of Common Stock underlying the Class A Warrants, and such shares must be registered or qualified for sale under the securities laws of the state in which such warrantholder resides or such exercise must be exempt from registration in such state. The Company will be required to file post-effective amendments to the Registration Statement of which this Prospectus forms a part during the nine-month period from the date hereof or when events require such amendments. In addition, the

Company has agreed with the Unit Underwriter to use its best efforts to keep the Registration Statement covering the shares underlying the Class A Warrants current and effective. There can be no assurance however, that such Registration Statement (or any other Registration Statement filed by the Company to cover shares of Common Stock underlying the Class A Warrants) can be kept current. If a Registration Statement covering such shares of Common Stock is not kept current for any reason, or if the shares underlying the Class A Warrants are not registered in the state in which a holder resides, the Class A Warrants will not be exercisable and will be deprived of any value.

     Holders of the Class A Warrants will be protected against dilution upon the occurrence of certain events, including, but not limited to stock dividends, stock splits, reclassifications and mergers. However, holders of the Class A Warrants will have no voting rights and will not be entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of Class A Warrants will not be entitled to participate in any distribution of the Company's assets.

     The purchase price payable upon exercise of the Class A Warrants is to be paid in lawful money of the United States. The Company is not required to issue certificates representing fractions of shares of Common Stock upon the exercise of Class A Warrants, but with respect to any fraction of a share, it will make payment in cash based upon the market price of the Common Stock as determined by the Warrant Agent.

  Towell Warrants

     On June 29, 1993, the Company borrowed $325,000 from Scorpio in the form of a convertible subordinated note, payable on June 30, 1997 (the "Scorpio Loan") which has since been repaid by the Company from the Unit Offering. In connection with the Scorpio Loan, the Company sold to Scorpio for $25,000 warrants to purchase 400,000 shares of the Company's Common Stock at $2.00 a share (which was subsequently sold to Anthony P. Towell in January 1994) and is herein referred to as the Towell Warrants. The Towell Warrants were purchased from Scorpio for $200,000. The shares issuable upon exercise of the Towell Warrants were originally subject to a 24 month lock-up, which was terminated pursuant to the Company's termination of its relationship with the
Unit Underwriter on July 10, 1995.   The exercise price of the Towell
Warrants were reduced to $1.30 per share on January 31, 1995 and the Towell Warrants were extended through April 11, 1999. See "Certain Transactions."

  West 10th Street Warrants

     On June 30, 1992, a group of investors acquired the mortgage on the Huntington Property with a balance of approximately $962,000 and $500,000 of subordinated debt from a bank for $650,000. Such group also acquired a second lien on all of the Company's assets. The group entered into a modification of indebtedness agreement which reduced the mortgage to $650,000 and forgave the balance. In connection with the transaction, the Company also issued five-year warrants to acquire 108,333 shares of Common Stock at $3.00 a share. The exercise price of the West 10th Street Warrant was reduced to $1.30 per share and were extended through April 11, 1999 on January 31, 1995. The wives of Messrs. Alan E. Densen and Anthony P. Towell, executive officers and directors of the Company and Herbert Schneiderman, a director of the Company, are members of Associates. The wives of Messrs. A. Densen and
A. Towell each own West 10th Street Warrants to purchase 16,667 of such
shares.  Herbert Schneiderman owns 8,333 West 10th Street Warrants.    See
"Certain Transactions."

Transfer Agent, Warrant Agent and Registrar

The Transfer Agent, Warrant Agent and Registrar for the Common Stock and the Class A Warrants is American Stock Transfer and Trust Co., 40 Wall Street, New York, New York.


                           SELLING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock of the cm beneficially owned by each Selling Stockholder and the number of shares included for sale in this Prospectus.


                              Beneficial Ownership     Beneficial Ownership
                              of shares of Common      of shares of Common
Selling Stockholders          Stock prior to Sale(2)    Stock after Sale (2)
---------------------         ----------------------   --------------------

Anthony P. Towell(1)               676,667                  245,000
Charles Holzberg                     4,167                     *
Rita Lava                            4,167                     *
Herbert Schneiderman(1)             38,333                     *
Fred Switzman, DDS P.C.,
 Employees retirement
 Plan Trust                          4,167                     *
John Maloney                         8,333                     *
Rae Ann Seidman                      7,500                     *
Maxine Turitz                       18,500                     *
Kevin Denninger                     19,167                     *
Mark J. Fredericks                   4,167                     *
Alice Densen(1)                    309,688                  293,021
Jacqueline Towell(1)               676,667                  245,000
Hollenberg Levin Solomon
 Ross & Belsky, LLP
 Profit Sharing Plan f/b/o
 Herbert W. Solomon                  4,167                     *
Hollenberg Levin Solomon
 Ross & Belsky, LLP
 Profit Sharing Plan f/b/o
 N. Barry Ross                       4,167                     *
Rowen Enterprises                    8,333                     *
Arlyn Lumber Products
 Corp. Profit Sharing Plan           4,167                     *
Imperial Pension Trust               4,167                     *
_______________

*    Less than 1% of the outstanding shares of Common Stock of the Company.

(1) Anthony P. Towell is a director and an executive officer of the Company. Jacqueline Towell is the wife of Anthony P. Towell. Alice Densen is the wife of Alan E. Densen who is a director and an executive officer of the Company. Herbert Schneiderman is a director of the Company. See "Management" and "Principal Shareholders" with respect to the positions

     Messrs. Towell, Densen and Schneiderman and their beneficial ownership of Common Stock prior to the Offering.
(2)  Assumes shares issuable upon the exercise of Warrants.

                           PLAN OF DISTRIBUTION

     This Offering is made by the Company in connection with the exercise of outstanding Class A Warrants to purchase shares of the Company's Common Stock which Class A Warrants were previously sold to the public as part of Units in the Company Unit Offering by the prospectus dated April 11, 1994. There are currently issued and outstanding 2,770,833 Warrants (includes 2,262,500 Class A Warrants, 400,000 Towell Warrants and 108,333 West 10th Street Warrants), all of which may be exercised to purchase the Company's Common Stock pursuant to this Offering. There is no minimum number of shares which must be purchased upon the exercise of the Warrants except that one Warrant is required to purchase one share of Common Stock and no fractional shares will be issued. There are no arrangements to escrow any of the funds to be paid in connection with the exercise of the Warrants. All payments made pursuant to the exercise of the Warrants will be made directly to the Company and may be used by the Company immediately upon receipt.

     A registered holder may exercise his or her Warrants by surrendering the certificate representing the Warrants together with a Warrant exercise form on the Warrant certificate properly completed and signed with full payment of the exercise price payable to the Company. Warrants may be exercised in whole or in part. If Warrants are exercised in part, a new Warrant certificate will be issued for the remaining number of shares. No fractional shares will be issued upon the exercise of Warrants. Rather, they will be settled for cash. All payments must be received by the Company prior to the expiration date or the redemption date established by the Company and Warrants not exercised prior to the expiration date shall expire.

     The original exercise price of $2.40 per share for each Class A Warrant was arbitrarily determined by the Company in negotiation with the Unit Underwriter in the Company's Unit Offering and the price bears no relationship to the Company's assets, earnings, book value or to any other established criteria of value. Thus, the exercise prices of the Warrants should not be considered an indication of the actual value of the Company. Therefore, holders of Warrant are subject to an increased risk that the prices of the Company's securities have been arrived at arbitrarily. See "Risk Factors". See "Certain Transactions" regarding the reduction of the exercise price of the Warrants to $1.30 per share and the extension of their term through April 11, 1999.

                      SHARES ELIGIBLE FOR FUTURE SALE

     Of the 3,614,883 shares of Common Stock of the Company outstanding as of the Effective Date, 146,021 shares are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above. No assurance can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

                           CERTAIN TRANSACTIONS

     During September, 1993 the Company's lender, Congress, agreed to provide an over advance to the Company of $500,000. In connection therewith, Messrs.
A. Densen, L. Densen and A. Towell obtained a $250,000 junior participation interest from Congress by advancing $250,000 of their funds to Congress. $250,000 of this over advance was repaid to Congress during fiscal 1994. The balance of $250,000 will be repaid by Congress, at its option, to Messrs. A. Densen, L. Densen and A. Towell, subject to the availability of funds.

     Associates holds a first mortgage on the Huntington Property in the principal amount of $538,544 as of June 30, 1995. The wives of Alan E. Densen and Anthony P. Towell, executive officers and directors of the Company, and Herbert Schneiderman, a director of the Company are members of Associates. During the year ended June 30, 1995, the Company paid Associates $121,108 in principal and interest on the mortgage.

     See note 4 in "Principal Shareholders" regarding non-qualified options granted to Messrs. A. Densen, L. Densen and A. Towell on January 20, 1995 to acquire 400,000 shares each, exercisable until January 19, 2005 at an exercise price of $1.0625 per share, the closing market price of the Company's Common Stock on the date of grant.

     On January 31, 1995, the Company's board of directors reduced the exercise price of the 2.3 million outstanding Class A Warrants issued in connection with the Unit Offering to $1.30 per share. At the same time, the board of directors also reduced the exercise price to $1.30 per share with regard to the 108,333 West 10th Street Warrants issued to members of Associates, including the spouses of Alan Densen (16,667 West 10th Street Warrants owned by her) and Anthony P. Towell (16,667 West 10th Street Warrants owned by her), and to Herbert Schneiderman (8,333 West 10th Street Warrants owned by him), 400,000 Towell Warrants purchased by Anthony P. Towell, the Company's Chief Financial Officer, from Scorpio, 40,782 Royce warrants issued in connection with a 1991 public offering and 8,333 warrants in connection with a 1991 bridge loan. All these warrants have also been extended to April 11, 1999. These warrants were all adjusted as indicated so as to treat them on an equal basis and to provide incentives for them to be exercised.

     The Company had employment agreements with Messrs. A. Densen, A. Towell and L. Densen, which commenced as of the effective date of the Company's Unit Offering in April, 1994. As of July 1, 1995, these executive officers entered into new agreements. Copies of the new agreements are annexed to the Registration Statement of which this Prospectus forms a part. See "Executive

Compensation - Employment Agreements" with regards to provisions contained in the employment agreement of Alan E. Densen, the Company's President and CEO. Similar provisions are contained in each of the employment agreements with Anthony P. Towell and Lawrence Densen. See also note 8 to the Consolidated Financial Statements.

     On July 10, 1995, the Company terminated its relationship with the Unit Underwriter, the Company's underwriter in its Unit Offering. Pursuant to an agreement dated July 10, 1995, the Company canceled all of the Unit Underwriter's rights under the Underwriting Agreement in connection with the Unit Offering, including, but not limited to, the right of first refusal to act on behalf of the Company in future transactions, the cancellation of all Underwriter's Warrants held by it or its affiliates, their right to representation on the Company's board of directors and the termination of any obligation by holders of securities subject to a "lock-up" to obtain the permission of the Unit Underwriter prior to sale or other disposition of said securities. The Unit Underwriter also had a prior right to a solicitation fee of 5% of the aggregate exercise price of the Class A Warrants in certain events, which right was also canceled pursuant to this agreement. At the same time, Leonard A. Neuhaus and Sheldon Lieberbaum, who are affiliated with the Unit Underwriter, resigned as directors of the Company. In exchange, the Company issued 100,000 shares of common stock to the Unit Underwriter and has agreed to register these shares with the Securities & Exchange Commission by October 31, 1995 or to issue an additional 50,000 shares and register all of the shares if such registration statement is not filed by said date.

     On April 18, 1995, the Company entered into an agreement with Donald & Co. Securities Inc. ("Donald") to act as its investment adviser for a term of three years at a retainer of $3,000 per month. The agreement may be terminated for cause at any time and after eighteen (18) months by either party upon forty-five days notice. Donald was also granted a five year warrant to purchase 125,000 shares exercisable at $1.25 per share, the closing market price on the date of grant. James Favia, a director of the Company, serves as a consultant to Donald. The Company anticipates registering the shares issuable upon the exercise of the warrants issued to Donald.

                               LEGAL MATTERS

     Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon for the Company by Hollenberg Levin Solomon Ross & Belsky, LLP, 585 Stewart Avenue, Garden City, New York 11530. Members of the firm of Hollenberg Levin Solomon Ross & Belsky, LLP hold a direct or indirect interest in 16,667 West 10th Street Warrants.

                                  EXPERTS

     The Consolidated Financial Statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Cornick, Garber & Sandler, LLP independent public accountants to the extent and for the periods indicated in their report with respect thereto and were included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph regarding the Company's litigation uncertainties.

                           ADDITIONAL INFORMATION

     With respect to the securities offered hereby, the Company has filed with the Securities and Exchange Commission (the "Commission") a post-effective amendment to its Registration Statement to Form S-1 on Form SB-2 under the Securities Act. For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with those requirements files reports and other information with the Commission under the File No. 0-8027. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at 7 World Trade Center, New York, New York 10007 and Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company distributes annual reports containing audited financial statements to the Company's shareholders.

                         EASTCO INDUSTRIAL SAFETY CORP.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS




                                      INDEX
                                      -----
                                                        Page
                                                        ----


Independent Auditors' Report                             F-2

Consolidated Financial Statements:

 Balance Sheet as at June 30, 1995                       F-3

 Statements of Operations for the Years
   Ended June 30, 1995 and June 30, 1994                 F-4

 Statements of Changes in Shareholders' Equity
   for the Years Ended June 30, 1995 and June 30,
   1994                                                  F-5

 Statements of Cash Flows for the Years Ended
   June 30, 1995 and June 30, 1994                      F-6-7

 Notes to Financial Statements                          F-8-22

                          Independent Auditors' Report


Board of Directors and Shareholders
Eastco Industrial Safety Corp.
Huntington Station, New York



   We have audited the accompanying consolidated balance sheet of EASTCO INDUSTRIAL SAFETY CORP. AND SUBSIDIARIES as at June 30, 1995 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Eastco Industrial Safety Corp. and Subsidiaries as at June 30, 1995 and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

   As discussed in Note 11 to the consolidated financial statements, the Company is a defendant in various lawsuits, together with a multitude of other defendants, in actions alleging exposure by plaintiffs to asbestos and products containing asbestos sold by the Company over unspecified periods of time. The Company is also a defendant in a non-asbestos related product liability lawsuit. While the Company has entered into an agreement with its primary insurance companies which limits its liability with respect to certain asbestos litigation, the ultimate outcome or range of liability, if any, resulting from the various lawsuits cannot presently be determined. Accordingly, no provision for any liability that may result has been made in the accompanying consolidated financial statements.



                                   /s/ Cornick, Garber & Sandler, LLP
                                   CERTIFIED PUBLIC ACCOUNTANTS
Uniondale, New York
September 8, 1995

                         EASTCO INDUSTRIAL SAFETY CORP.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               AS AT JUNE 30, 1995

                                     ASSETS

Current assets:
 Cash and cash equivalents (Note 1)                           $   521,210

 Accounts receivable                           $4,202,173
   Less allowance for doubtful accounts
   (Note 5)                                       304,000       3,898,173

 Inventories (Notes 1, 2 and 5)                                 4,363,898
 Other                                                            481,868

          Total current assets                                  9,265,149

Property, plant and equipment, net (Notes 1, 3,
 5 and 6)                                                       1,319,111
Other assets                                                      131,788

          T O T A L                                           $10,716,048
                                   LIABILITIES

Current liabilities:
 Loans payable (Note 5)                                       $ 4,928,908
 Current maturities of long-term debt (Note 6)                     48,762
 Accounts payable                                               2,891,043
 Accrued expenses                                                 331,907

          Total current liabilities                             8,200,620

Long-term debt, less current maturities (Note 6)                  489,782

          Total liabilities                                     8,690,402

Commitments and contingencies (Notes 9, 10 and 11)

                              SHAREHOLDERS' EQUITY
                               (Notes 5, 6 and 7)

Common stock, $.12 par value; authorized
 20,000,000 shares; outstanding 3,477,383
   shares                                     $   417,286
Additional paid-in capital                      5,848,952
(Deficit) (statement attached)                 (4,240,592)      2,025,646

          T O T A L                                           $10,716,048
     The notes to consolidated financial statements are made a part hereof.

                         EASTCO INDUSTRIAL SAFETY CORP.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                              Year Ended June 30,
                                             1995         1994

Net sales                                $24,024,897   $20,745,809

Costs and expenses:
 Cost of sales (Note 1)                    19,254,571   17,372,063
 Selling, general and
   administrative (Note 1)                  4,148,517    4,709,037
 Interest (including approximately
   $812,000 of debt finance costs
   and common stock issued to note
   holders in 1994) (Notes 5 and 6)           583,665    1,391,777
 Other income (net)                           (39,793)     (15,690)

      Total costs and expenses             23,946,960   23,457,187

NET INCOME (LOSS)                         $    77,937  $(2,711,378)

Net income (loss) per common share
  (Note 1)                                $.02        $(2.08)

Weighted average number of common
  shares outstanding (Note 1)               3,477,383    1,305,846










     The notes to consolidated financial statements are made a part hereof.

                                     EASTCO INDUSTRIAL SAFETY CORP.
                                            AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                           (NOTES 5, 6 AND 7)

                                                                        Additional
                                     Common Stock     Treasury Stock    Paid-in
                                 ------------------- ---------------    Capital   (Deficit)   Total
                                --------  --------   -------   ------  ---------   ---------  ------
BALANCE - JULY 1, 1993                800,310$ 96,037   (167) $ (5,500)$2,150,691  $(1,607,151) $ 634,077

Net proceeds of public offering     2,300,000 276,000                   3,169,520               3,445,520
Shares issued to Scorpio Partners
 to reacquire warrant                  87,500  10,500                     (10,500)
Shares issued in connection with
 bridge loan financing                287,500  34,500                     540,500                575,000
Sale of warrant to underwriter                                                 10                     10
Retirement of treasury stock             (167)    (20)   167     5,500     (5,480)
Shares issued for services              2,240     269                       4,211                  4,480
Net (loss) for the year ended
 June 30, 1994                                                                      (2,711,378)(2,711,378)

BALANCE - JUNE 30, 1994             3,477,383 417,286    --       --      5,848,952 (4,318,529) 1,947,709

Net income for the year ended
 June 30, 1995                                                                          77,937    77,937

BALANCE - JUNE 30, 1995             3,477,383$417,286    --    $  --   $5,848,952  $(4,240,592)             $ 2,025,646


     The notes to consolidated financial statements are made a part hereof.

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                   Year Ended June 30,
INCREASE (DECREASE) IN CASH AND                      1995        1994
  CASH EQUIVALENTS

Cash flows from operating activities:
  Net income (loss)                              $    77,937 $(2,711,378)

  Adjustments to reconcile results of
  operations to net cash effect of
  operating activities:
        Depreciation and amortization                164,533     172,870
        (Reduction of) provision for losses on
          accounts receivable                        (38,655)    138,843
        Shares issued in connection with
          bridge loan financing                                  575,000
        Shares issued for services                                 4,480
        Net changes in assets and liabilities:
          Accounts receivable                       (430,003)  1,120,727
          Inventories                             (1,197,860)    371,746
          Other current assets                       (37,608)    (25,797)
          Other assets                                20,247      59,107
          Accounts payable                           401,146  (1,262,624)
          Accrued expenses                          (102,136)    134,982
          Deferred compensation                                  (65,000)

            Total adjustments                     (1,220,336)  1,224,334

            Net cash used for operating
              activities                          (1,142,399) (1,487,044)

Cash flows from investing activities:
  Acquisition of property, plant and
        equipment                                   (191,242)    (24,658)




(Continued)

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      -2-


                                              Year Ended June 30,
                                             1995           1994

Cash flows from financing activities:
 Repayments of long-term debt            $    (42,426)    $ (361,913)
 Borrowings under line of credit
     agreements                            25,789,531     22,159,610
 Repayments under line of credit
   agreements                             (24,044,483)   (23,363,860)
 Net proceeds from public offering
     of common stock and warrants                          3,445,520
 Proceeds from sale of warrants                                   10
 (Decrease) increase in bank
     overdrafts                              (365,277)       149,841

     Net cash provided by
       financing activities                 1,337,345      2,029,208

NET INCREASE IN CASH AND CASH EQUIVALENTS       3,704        517,506

Cash and cash equivalents - July 1            517,506         --

CASH AND CASH EQUIVALENTS - JUNE 30      $    521,210   $    517,506

Supplemental disclosure of cash paid
 for interest                            $    583,665   $    548,702

Supplemental disclosure of noncash
financing activities:

 Repurchase of warrant for
   issuance of stock                     $     --       $    175,000






    The notes to consolidated financial statements are made a part hereof.

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994




NOTE 1 - Summary of Significant Accounting Policies:

         Principles of Consolidation:

         The consolidated financial statements include the accounts of Eastco Industrial Safety Corp. and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

         Cash:

         Cash includes certificates of deposit of approximately $500,000 in 1995 and $475,000 in 1994 which are considered cash equivalents on the statement of cash flows. At June 30, 1995, a $300,000 certificate has been pledged as collateral for a bank loan to the extent of such loan (see Note 5).

         Inventories:

         Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market, which represents estimated net realizable value.

         Depreciation and Amortization:

         Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the remaining term of the lease.

         Income Taxes:

         In 1987, the Company adopted the provisions of Statement of Financial Accounting Standards No. 96. Financial Accounting Standards Statement No. 109 (FASB 109), which superseded FASB 96, was adopted for the fiscal year ended June 30, 1994. However, because of the similarity of these two statements as they affect the Company, the adoption of FASB 109 did not have a material effect on the consolidated financial statements.

(Continued)


                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994


NOTE 1 - Summary of Significant Accounting Policies (Continued):

         Per Share Amounts:

         Earnings and loss per share amounts have been computed utilizing the weighted average number of common shares outstanding each year. Such computations do not include common stock equivalents (Notes 6 and 7) because their inclusion would not be material for 1995 and they were anti-dilutive for 1994.


NOTE 2 - Inventories:

         Inventories consist of the following at June 30, 1995:

               Raw materials                 $1,688,881
               Work-in-process                  440,164
               Finished goods                 2,234,853

                  Total                      $4,363,898


NOTE 3 - Property, Plant and Equipment:

  Property, plant and equipment is comprised of the following at June 30, 1995:
                                                          Estimated
                                                       Useful Life
                                                          (Years)

         Cost:
          Land                              $  382,000
          Building and leasehold
            improvements                       827,451   5 - 40
          Machinery and equipment            1,160,416   3 - 10
          Furniture and fixtures               192,948   7 - 10

              Total                          2,562,815

          Less accumulated depreciation
            and amortization                 1,243,704

                Balance                     $1,319,111

(Continued)

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994


NOTE 4 - Income Taxes:

  Effective July 1, 1993, Statement of Financial Accounting Standards No. 109 (SFAS 109) became effective for the Company. The adoption of SFAS 109 had no effect on the financial statements as at June 30, 1994 and for the year then ended. While SFAS 109 requires the recognition of a deferred tax asset for the benefit of net operating loss carryforwards, it also requires the recognition of a valuation allowance when it is more likely than not that such benefit will not be realized. As a result of the Company's past history of losses, it has recorded a valuation allowance of $2,237,000, which equals the net deferred tax asset account at June 30, 1995.

  Deferred income taxes at June 30, 1995 relate to the following temporary differences and carryforwards:

          Deferred tax assets:
            Net operating loss carryforwards                $2,056,000
            Allowance for doubtful accounts and credits        124,000
            Tax basis adjustments to inventory                  60,000

               Total                                         2,240,000

          Less deferred tax liability:
            Accelerated depreciation of property
            and equipment                                       (3,000)

               Balance                                       2,237,000

          Less valuation allowance                          (2,237,000)

          Net deferred income taxes after
            valuation allowance                            $     --








(Continued)

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994

NOTE 4 - Income Taxes (Continued):

   Two wholly-owned Puerto Rico based subsidiaries have been granted exemptions from paying Puerto Rico income taxes under provisions of the Puerto Rico Industrial Tax Exemption Act of 1963, provided such sub-sidiaries continue to meet the terms and conditions of their grants.
   One subsidiary's exemption expires June 30, 1999. The subsidiary has received a 90% exemption from Puerto Rico income taxes and a 75% exemption from Puerto Rico municipal and property taxes. The second subsidiary has received a 90% exemption from Puerto Rico income and property taxes and a 60% exemption from Puerto Rico municipal income taxes to June 2006. These subsidiaries have elected, pursuant to Section 936 of the Internal Revenue Code, to receive credits equivalent to the amount of Federal income taxes which would otherwise be due on their income. The Omnibus Budget Reconciliation Act of 1993 imposes new limitations on computing the Possession Tax Credit under Section 936 for tax years beginning after 1993. In addition, the Act makes the 100% dividends received deduction subject to the Alternative Minimum Tax calculation.

   Dividends, if paid by the Puerto Rico based subsidiaries, are subject to a withholding tax of 10%; however, no taxes have been provided on their aggregate undistributed earnings of approximately $2,458,000 at June 30, 1995 because it is management's intention to reinvest such earnings indefinitely.





(Continued)

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994


NOTE 4 - Income Taxes (Continued):

       A reconciliation between the expected tax expense at the statutory federal income tax rate and the Company's actual income tax expense is as follows:

                                                        June 30,
                                                     1995        1994

       Income tax expense (benefit) at the
          statutory rate                            $ 26,000  $(922,000)
       Effect of net operating loss of
          Puerto Rican subsidiaries for
          which there is no current tax
          benefit                                               106,000
       Effect of domestic net operating
          loss for which there is no
          current tax benefit                                   816,000

       Benefit of utilization of net
          operating loss carryforwards               (26,000)

              Actual income tax expense             $  --     $   --

 At June 30, 1995, the Company has net operating loss carryforwards of approximately $5,410,000 for federal income tax purposes. Such carryforwards expire in 2005 through 2009. As a result of the public stock offering in April 1994 (Note 7), the amount of the loss carryforwards which can be utilized to offset future taxable income will be limited to approximately $380,000 a year, plus any loss carryforwards incurred after April 19, 1994. However, to the extent such annual limitation is not utilized in any year, it may be further carried forward until the carryforward would have otherwise expired. Accordingly, carryforwards available to be utilized for the year ending June 30, 1996 approximate $1,584,000.


(Continued)                          F-12

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994

NOTE 5 - Loans Payable:

  The Company's line of credit agreement, which expires in October 1996, with Congress Financial Corporation ("Congress") provides for borrowings up to $5,750,000 with interest payable monthly at 2 1/2% above the prime rate, plus an unused line fee of 1/4% a year. Borrowings are limited to 80% of eligible accounts receivable and 50% of eligible inventory up to a maximum inventory of $2,875,000. The loan is subject to certain working capital and net worth requirements and is collateralized by all assets of the Company not previously pledged under other loan agreements. The loan agreement prohibits the payment of dividends by the Company. In September 1993, Congress sold to three individuals, who are officers and directors of the Company, a $250,000 junior participation in the loans made to the Company. The Company had an informal agreement with Congress, whereby Congress agreed to provide the Company an additional $500,000 in borrowing availability which was repaid at $11,250 a week beginning November 1, 1993 until $250,000 of additional borrowings was repaid. Congress can, at its option, repurchase the junior participation if the Company has at least $250,000 in availability under the financing agreement; such participation has not been repurchased at June 30, 1995. The participants' interest in the obligations, collateral and collections is subordinated to Congress.

  On June 28, 1995, the Company borrowed $100,000 from a bank under a 30 day note, which is renewable at the bank's option. Interest is payable at 1% above the prime rate.

  In December 1993, the Company received a non-interest bearing loan of $400,000 from an underwriter as an advance against a $750,000 private placement bridge loan which was completed in January 1994. Additional bridge loans of $375,000 and $25,000 were received in March and April 1994, respectively. The loans were repaid in April 1994 on the closing of a public offering (Note 7). The interest on these loans was at 5% a year, plus the issuance of $575,000 of the Company's common stock upon the closing of the public offering. The costs incurred in connection with the issuance of the notes of approximately $160,000, together with the $575,000 value of the 287,500 shares of the Company's common stock issued to the note holders was charged to operations and included with interest expense during the year ended June 30, 1994.

(Continued)                          F-13

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994

NOTE 6 - Long-Term Debt:

  Long-term debt at June 30, 1995 consists of a mortgage payable, collater-alized by land, building, accounts receivable and personal property, with interest at 14.0%. In June 1992, a group of investors, including the spouses of certain officers and directors of the Company, acquired the mortgage on the Company's building with a balance of approximately $962,000 and $500,000 of subordinated debt from a bank for $650,000. The group entered into a modification of indebtedness agreement which reduced the mortgage to $650,000 and forgave the balance, which, after the write off of related deferred financing costs, resulted in a gain of $722,000 in fiscal 1992. In connection with this transaction, the Company also issued five-year warrants to acquire 108,333 shares of common stock at $3.00 a share. In January 1995, the Company reduced the exercise price to $1.30 and extended the expiration date until April 1999. The mortgage is payable in monthly installments of $10,092, including interest, with the remaining balance of approximately $434,000 due in July 1997. Interest on the mortgage was $78,682 and $84,195 for the years ended June 30, 1995 and 1994, respectively, approximately 31% of which is applicable to the spouses of the officers and directors of the Company.

  In June 1993, the Company borrowed $325,000 from Scorpio Partners L.P. ("Scorpio") in the form of a convertible subordinated note, payable in June 1997. In connection with the note, the Company also sold to Scorpio for $25,000 and $15,000, respectively, warrants to purchase 400,000 shares of the Company's common stock at $2.00 a share and 250,000 shares of common stock at $3.00 a share.

  In January 1994, the Scorpio loan was renegotiated (whereby the first warrant was purchased by a corporate officer/director and extended to March 31, 1997 and the second warrant was purchased by the Company and canceled) in consideration for the issuance of common stock having a total value of $175,000 on the effective date of a public offering. In April 1994, the Scorpio loan was repaid upon the closing of the public offering. The $10,500 par value of the shares issued to repurchase the warrants was charged against additional paid-in capital in the year ended June 30, 1994. The finance costs of approximately $77,000 incurred in connection with these loans were charged to operations during the year ended June 30, 1994 and are included with interest expense on the statement of operations. Two partners of Scorpio were officer/directors of the Company from June 29, 1993 until January 1994 and June 1994. Interest paid on the note during the year ended June 30, 1994 was $20,346.

(Continued)                          F-14

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994


NOTE 7 - Shareholders' Equity:

  Common Stock:

  In April 1991, the Company sold, pursuant to a rights offering, 480,065 shares of common stock. In this connection, the underwriter was sold a warrant to purchase 40,782 shares of common stock at $5.33 per share, which is exercisable until February 28, 1996. The Company also had borrowed $200,000 with interest at 17% per annum during February 1991 from five unrelated parties. These loans were repaid out of the proceeds of the rights offering, including interest. In connection with these loans, the Company issued warrants to purchase 8,333 shares of common stock, exercisable at $3.00 per share until May 13, 1996. In January 1995, the Company reduced the exercise price of the above warrants to $1.30 and extended their expiration dates until April 1999.

  On April 19, 1994, the Company sold in a public offering 2,000,000 units at $2.00 per unit. Each unit consists of one share of the Company's common stock and one Class A warrant. Each warrant entitled the holder to purchase one share of common stock at an exercise price of $2.40 a share, from April 12, 1995 through April 12, 1999. In January 1995, the Company reduced the exercise price to $1.30 a share. These warrants are redeemable by the Company commencing April 12, 1995 at $.10 a warrant, provided that the high bid price of its stock is at least $1.95 for the required number of days prior to the Notice of Redemption. The Company also granted to the underwriter an option to purchase, at the same price, 300,000 units to cover over-allotments. This option was exercised in May 1994. The net proceeds to the Company of these sales were $3,445,520. Out of these proceeds, the bridge loans (Note 5) of $1,150,000 plus interest and the Scorpio loan (Note 6) of $325,000 plus interest were repaid. In addition, the Company sold to the underwriter for $10 an option, exercisable from April 12, 1995 to April 12, 1999, to purchase 230,000 additional units at $2.90 a unit and entered into a two year consulting agreement with the underwriter at a total cost of $72,000. Subsequent to the public offering, two officers of the underwriter became directors of the Company until their resignations on July 10, 1995 (see
  Note 12).

  Incentive Stock Option Plans:

  Under the Company's 1983 Incentive Stock Option Plan, options could be granted to June 23, 1993 for a maximum of 56,250 shares of the Company's
  common stock.  At June 30, 1995, options to purchase 8,654   shares at
  $2.67 to $3.00 a share are outstanding; no further options may be granted under this plan.

(Continued)                          F-15

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994

NOTE 7 - Shareholders' Equity (Continued):

  Incentive Stock Option Plans (Continued):

  The Company's 1992 Incentive Stock Option Plan provides for the granting of options for 200,000 shares of the Company's common stock to December 20, 2002.

  The Company's 1994 Incentive Stock Option Plan provides for the granting of options for 100,000 shares of the Company's common stock to January 2004.

  Options granted under the incentive stock option plans must be exercised within such period as stated in the plans and, in any event, must be exercised no later than ten years after the date they are granted. The plans provide that the exercise price of the options may not be less than 100% of the fair market value of common stock at the date of grant or 110% in the case of an incentive stock option granted to any employee owning more than 10% of the voting power of all classes of stock of the Company.

  Transactions under the above plans are summarized as follows:

                                           Shares      Option Price Per Share

         Outstanding - July 1, 1993        265,029   $2.64 to $39.60

         Expired                            (8,250)
         Canceled                         (245,000)* $2.75 to $ 5.13

         Outstanding - June 30, 1994        11,779   $2.64 to $ 3.00

         Granted                            85,000   $1.06
         Expired                              (125)

         Outstanding - June 30, 1995        96,654   $1.06 to $3.00

         *In connection with the public offering in 1994, holders of incentive and non-qualified stock options for 254,208 shares at prices of $2.75 to $44.04 a share agreed to the cancellation of their options.


(Continued)

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994

NOTE 7 - Shareholders' Equity (Continued):

  1995 Stock Options:

  On January 20, 1995, the Board of Directors granted to the Company's president and two vice-presidents ten-year non-qualified options to purchase 400,000 shares each at $1.06 per share. The options are exercis-able after five years but may become exercisable sooner upon the Company achieving pretax earnings targets. Based on the earnings for the year ended June 30, 1995, options for 600,000 shares are now exercisable; options for the remaining shares will become exercisable if the Company's pretax earnings for the year ending June 30, 1996 exceeds the $250,000 target.

  Other non-qualified options outstanding at June 30, 1995, under prior years' grants aggregate 1,083 shares at prices of $3.00 to $44.04 a share. The following summarizes shares reserved at June 30, 1995 under options and warrants outstanding:

                                                              Price Per
                                              Number      Share or Unit
              Stock options:
          Incentive stock option plans          96,654  $1.06 - $ 3.00
          Non-qualified options               1,201,083  $1.06 - $ 3.00
         Warrants:
          Class A                            2,300,000  $1.30
          Other                                557,448  $1.30
         Underwriter's warrants
           (comprised of one share
          of common stock and one Class
          A warrant) (subsequently can-
          celled (see Note 12))                230,000  $2.90



(Continued)

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994


NOTE 8 - Commitments and Contingencies:

  Rent:

  The Company is obligated through August 2003 under several noncancellable long-term operating leases covering office, factory and warehouse facili-ties. Minimum annual rentals under these leases are:

              Year ending June 30:
                1996                    $  109,000
                1997                       116,000
                1998                       127,000
                1999                       137,000
                2000                       157,000
              Thereafter                   474,000

                 Total                  $1,120,000

  Rent expense, including month-to-month rentals, was $219,000 and $221,000 in the fiscal years ended June 30, 1995 and 1994, respectively.

  Employment Agreements:

  The Company had employment agreements, which commenced as of the effective date of the April 1994 public offering, with three of its officers. These agreements provided for combined annual salaries of $247,000. On July 1, 1995, these officers entered into new agreements which provide for the following:

             Officer                 Period       Annual Salary

         President (a)               5 years         $125,000
         Senior Vice-President (b)   5 years         $105,000
         Vice-President of Finance
           and Treasurer (c)         5 years         $ 55,000

(Continued)

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994


NOTE 8 -       Commitments and Contingencies (Continued):

  Employment Agreements (Continued):

        (a) This officer is entitled to a bonus of 3 1/3% of the Company's income before taxes and interest.

        (b) This officer is entitled to a bonus of 3 1/3% of the Company's income before taxes and interest and a bonus of 3/4 of 1% of net sales in excess of $20,500,000.

        (c) This officer is entitled to a bonus of 3 1/3% of the Company's income before taxes and interest.

  The above officers are also entitled to annual increases of not less than 10% of the prior year's compensation. In addition, should an unrelated party obtain more than 20% of the Company's then outstanding stock, other than by transactions initiated by the Company, the following will occur:

        (a) Each will be paid a bonus equal to their minimum base salary for the next three years.

        (b) Each will be repaid their junior participation in loans made to the Company (see Note 5).

        (c) All rights (options, warrants, etc.) will become immediately vested and exercisable.


NOTE 9 - Profit Sharing Plan:

  The Company's qualified profit sharing plan covering all eligible full-time employees provides for discretionary (i.e., no minimum contributions are required) contributions as approved by the Company's Board of Directors. The profit sharing plan includes a 401(k) plan. There were no contributions made for the fiscal years ended June 30, 1995 and 1994.

(Continued)

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994

NOTE 10 - Industry Segmental Information:

  The Company operates in two industry segments. The first is the manufacturing and sale of disposable clothing, industrial protective clothing and protective products to distributors. The second is the distribution and sale of industrial protective clothing and protective products directly to "end users". These segments are summarized as follows:

              1995              Distribution      Manufacturing          Total


        Net sales               $ 9,233,456       $14,791,441      $24,024,897

        Operating profit        $   156,199       $ 1,666,331      $ 1,822,530

        General corporate expenses                                  (1,160,928)
        Interest expense                                              (583,665)

        Income before provision for
          income taxes                                             $    77,937

        Identifiable assets     $ 4,291,806       $ 6,424,242      $10,716,048
        Capital expenditures    $    27,882       $   163,360      $   191,242
        Depreciation and amortiza-
          tion expense          $    37,462       $   127,071      $   164,533

               1994


        Net sales               $ 8,653,738       $12,092,071      $20,745,809

        Operating profit        $    80,839       $   235,564      $   316,403

        General corporate expenses                                  (1,636,004)
        Interest expense                                            (1,391,777)

        Loss before provision for
          income taxes                                             $(2,711,378)

        Identifiable assets     $ 4,035,140       $ 4,966,616      $ 9,001,756
        Capital expenditures    $    13,850       $    10,808      $    24,658
        Depreciation and amortiza-
          tion expense          $    35,620       $   137,250      $   172,870
(Continued)

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994
NOTE 11 - Litigation:

  At June 30, 1995, the Company is a defendant in approximately 250 law-suits, together with a multitude of other defendants, in actions alleging exposure by approximately 480 first party plaintiffs to asbestos and products containing asbestos sold by the Company over unspecified periods of time.

  To June 30, 1995 and since 1981, the Company estimates approximately 830 actions on behalf of approximately 6,400 first party plaintiffs have been instituted against it concerning asbestos related claims and that claims of approximately 5,920 plaintiffs have been terminated. The foregoing numbers assume the consummation of pending settlements. The Company estimates that with the exception of defense costs, a total of approximately $1,300,000 has been agreed to in settlements to date with regard to the terminated actions of which all but $25,000 has been paid by the Company's insurance carriers. The Company has been notified that for actions terminated subsequent to June 30, 1995, its share of the settlements made will be approximately $15,000. To June 30, 1995, the Company has paid less than $40,000 for legal and defense costs to counsel appointed by the insurance companies to defend it. The Company entered into an agreement with its primary insurance companies, wherein its liability is limited to 12% of the cost of the defense liability and 17% of the settlement claim of certain litigation. The agreement, which is subject to policy limitations on each insurance policy, may be terminated at any time upon 90 days notice by any of the parties provided that termination may not be effective as to any asbestos action that has already been placed on the trial calendar, unless it has a scheduled trial date more than 12 months from the date the notice is given. In May 1991, the Company reached an agreement with Mount Vernon Fire Insurance Company, one of its primary insurance carriers, with respect to its pend-ing and future asbestos litigation. Mount Vernon agreed to contribute
  6.25% to the Company's defense costs and 6.25% to its indemnity costs for so long a period of time as $100,000 in aggregate has not been paid for indemnity costs. This agreement applied only during the period Mount
  Vernon provided insurance coverage, which is between April 1, 1968 to April 1, 1969. However, because past results of settlements and defense costs are not necessarily indicative of future settlements and defense costs and because, as of this date, management is still unable to fully ascertain the extent of insurance coverage applicable to asbestos claims against the Company or the extent to which insurance carriers will provide coverage, neither management nor counsel is able to predict the outcome of these matters or the range of any potential liability that might result. In addition, based on past history, management believes it is likely that there will be additional asbestos action instituted against the Company.

(Continued)                          F-21

                        EASTCO INDUSTRIAL SAFETY CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       YEAR ENDED JUNE 30, 1995 AND 1994



NOTE 11 - Litigation (Continued):

  The Company is party to other product liability litigation arising in the ordinary course of business. After consultation with counsel, the Company considers that its ultimate liability, if any, after available insurance coverage, in the majority of these matters, would not have a material adverse effect upon the Company's financial position. However, there can be no assurances that the Company's insurance coverage will adequately cover these cases or whether the Company's insurance will provide coverage for punitive damages should they be awarded.


NOTE 12 - Subsequent Events:

  On July 10, 1995, the Company issued 100,000 shares of common stock to the underwriter of its 1994 public stock offering in exchange for the cancellation of all of its rights under the Underwriting Agreement. The Company has agreed to register these shares with the Securities and Exchange Commission by October 31, 1995 or to issue an additional 50,000 shares to the underwriter and register all of the shares thereafter.

  On July 26, 1995, the Company issued to its investment advisor, which a new director of the Company is a consultant to, a five year warrant to purchase 125,000 shares of the Company for $1.25 a share.

TABLE OF CONTENTS

                          Page
                          ----
Prospectus Summary          2
Summary Financial           5
  Information
Risk Factors                6
Use of Proceeds            16
Dilution                   17
Capitalization             18
Market Information         19
Dividend Policy            19
Management's Discussion    20
  and Analysis of Results
  of Operations and
  Financial Condition
Business                   23
Management                 30                       2,770,833
Principal Shareholders     37
Description of Securities  39                       Shares of
Selling Stockholders       41                      Common Stock
Plan of Distribution       42
Shares Eligible for
  Future Sale              42                    EASTCO INDUSTRIAL
Certain Transactions       43                      SAFETY CORP.
Legal Matters              44
Experts                    44
Additional Information     45
Consolidated Financial
 Statements               F-1

No dealer, salesman or any
other person has been
authorized to give any                             ----------------
information or to make any                            PROSPECTUS
representations other than                         ----------------
those contained in this
Prospectus, and, if given or
made, such information or
representations must not be
relied on as having been
authorized by the Company. This
Prospectus does not constitute
an offer to sell or a
solicitation of an offer to
buy, by any person in any
jurisdiction in which it is
unlawful for such person to
make such offer or
solicitation.

                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

     Article Eleven of the Company's Certificate of Incorporation, as amended, contains the following provision with respect to indemnification of Directors and Officers:

       11. The Corporation shall, to the fullest extent permitted by Section 722 of the Business
       Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 722 of the Business Corporation Law of the State of New York contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith, the acts were not the result of deliberate dishonesty, and that the indemnitee does not personally gain or profit where not legally entitled to do so.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and is therefore unenforceable and will be governed by the final adjudication of such issue.

Item 25.   Other Expenses of Issuance and Distribution

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered:

     Printing and Mailing Costs and Fees          $ 5,000
     Legal Fees and Costs                          35,000
     Accounting Fees and Costs                     20,000
     Miscellaneous Expenses                        15,000
                                                  ________
          TOTAL                                   $75,000

Item 26.   Recent Sales of Unregistered Securities

     Except as set forth below, there were no securities sold by the Registrant within the past three years without registering the securities under the Securities Act:

     On July 10, 1995, the Company terminated its relationship with the Unit Underwriter, the Company's underwriter in its Unit Offering. Pursuant to an agreement dated July 10, 1995, the Company canceled all of the Unit Underwriter's rights under the Underwriting Agreement in connection with the Unit Offering, including, but not limited to, the right of first refusal to act on behalf of the Company in future transactions, the cancellation of all Underwriter's Warrants held by it or its affiliates, their right to representation on the Company's board of directors and the termination of any obligation by holders of securities subject to a "lock-up" to obtain the permission of the Unit Underwriter prior to sale or other disposition of said securities. At the same time, Leonard A. Neuhaus and Sheldon Lieberbaum, who are affiliated with the Unit Underwriter, resigned as directors of the Company. In exchange, the Company issued 100,000 shares of common stock to the Unit Underwriter and has agreed to register these shares with the Securities & Exchange Commission by October 31, 1995 or to issue an additional 50,000 shares and register all of the shares if such registration statement is not filed by said date.

     The sale set forth above is claimed to be exempt from registration with the Commission pursuant to Section 4(2) of the Securities Act of 1933, as transactions by an issuer not involving any public offering.

Item 27.   Exhibits

     The following Exhibits were previously filed or incorporated by reference with respect to this Registration Statement as indicated in Amendment No. 4 to the Registration Statement:

Exhibit        Description of Exhibit
1a             Form of Underwriting Agreement
3a             Certificate of Incorporation
3b             By-Laws
4a             Form of Common Stock Certificate
4b             Form of Class A Warrant Certificate
4c             Form of Warrant Agency Agreement between the Registrant and
               American Stock Transfer and Trust Co. (incorrectly referred to as Continental Stock Transfer and Trust Company)
4e             1992 Incentive Stock Option Plan as amended to date(1)
5a             Opinion of Schneck Weltman Hashmall & Mischel

10e            Profit Sharing Plan as amended to September 1988 with 401(k)
               features(2)
10f            Amendment to Profit Sharing Plan effective January 1, 1989(3)
10g            Amendment to Profit Sharing Plan effective September 15,
               1990(4)
10h            Accounts Financing Agreement (Security Agreement), Covenants
               Supplement to Accounts Financing Agreement (Security
               Agreement), Inventory Loan Agreement and Inventory and
               Equipment Security Agreement Supplement to Accounts Financing
               Agreement (Security Agreement) executed as of October 1, 1991 with Congress Financial Corporation(5)
10i            Modification of Indebtedness Agreement with 130 West 10th
               Street Associates, L.P. dated June 30, 1992(6)
10l            Amended Non-Redeemable Common Stock Purchase Warrant to
               Purchase Warrant to Scorpio Partners, L.P. dated January 31,
               1994
10o            Exemption of Puerto Rico Safety Corporation with respect to
               Puerto Rico taxes as amended to date(1)
10p            Joint Participation Agreement between Congress and Alan E.
               Densen dated September 20, 1993(1)
10q            Joint Participation Agreement between Congress and Anthony P.
               Towell dated September 20, 1993(1)
10r            Joint Participation Agreement between Congress and Lawrence P.
               Densen dated September 20, 1993(1)
10s            Scorpio Partners, L.P.-Towell Warrant Sale Agreement, dated
               January 31, 1994
10w            1994 Stock Option Plan
22             Subsidiaries of the Registrant
28c            Defense and indemnity agreement dated March 26, 1990(4)
28d            Insurance coverage for Puerto Rico Safety Equipment
               Corporation for asbestos(4)
______________
(1) Filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1993, and incorporated herein by this reference.
(2) Filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1988, and incorporated herein by this reference.
(3) Filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1989, and incorporated herein by this reference.
(4) Filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1990, and incorporated herein by this reference.
(5) Filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1991, and incorporated herein by this reference.
(6) Filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1992, and incorporated herein by this reference.

     The following Exhibits are incorporated by reference to the Company's Form 10-KSB for the year ended June 30, 1995:

4.5 Form of Option Agreement granted as of January 20, 1995 with Alan E. Densen, Anthony P. Towell and Lawrence Densen.
10.8           Employment Agreement with Alan Densen dated July 1, 1995
10.9           Employment Agreement with Lawrence Densen dated July 1, 1995
10.10          Employment Agreement with Anthony P. Towell dated July 1, 1995
10.11 Agreement dated July 10, 1995 between the Company and Lew Lieberbaum & Co., Inc.
10.12 Agreement dated April 18, 1995 between the Company and Donald & Co. Securities Inc.

10.13          Amendment to Financing Agreement with Congress dated July 1,
               1995.
11             Computation of Earnings Per Share
28.4           Asbestos litigation as of June 30, 1995.
28.5           Product liability primary insurance coverage for asbestos.
28.6           Product liability excess insurance coverage for asbestos.
28.7           Defense and indemnity agreement dated March 26, 1990.

     The following Exhibits are annexed hereto:

24.1           Consent of Hollenberg Levin Solomon Ross & Belsky, LLP
24.2           Consent of Cornick, Garber & Sandler, LLP

Item 28.   Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

          (2) For the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and is therefore unenforceable and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in Huntington Station, New York on October 26, 1995.

                                   EASTCO INDUSTRIAL SAFETY CORP.


                                   By: /S/ Alan E. Densen
                                       -------------------
                                        ALAN E. DENSEN, President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Alan E. Densen                      Date: October 26, 1995
----------------------------
ALAN E. DENSEN, President,
Chief Executive Officer, and
Director


/s/ Anthony P. Towell                   Date: October 26, 1995
-----------------------------
ANTHONY P. TOWELL
Vice President of Finance, Secretary,
Treasurer, Chief Financial Officer and
Director


/s/ Lawrence Densen                     Date: October 26, 1995
-----------------------------
LAWRENCE DENSEN
Senior Vice President and
Director


/s/ Herbert Schneiderman                Date: October 26, 1995
------------------------------
HERBERT SCHNEIDERMAN
Director


/s/ Martin Fleisher                     Date: October 26, 1995
------------------------------
MARTIN FLEISHER
Director


/s/ James A. Favia                      Date: October 26, 1995
------------------------------
JAMES A. FAVIA
Director

                               EXHIBIT INDEX

Exhibit No.         Exhibit Description

24.1                Consent of Hollenberg Levin Solomon Ross & Belsky, LLP
24.2                Consent of Cornick, Garber & Sandler, LLP